Filed Pursuant to 424(b)(7)
Registration No. 333-275858

The information in this preliminary prospectus supplement is not complete and may be changed. Neither this preliminary prospectus supplement nor the accompanying prospectus is an offer to sell nor is it an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 10, 2025

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus dated December 1, 2023)

The Charles Schwab Corporation

Common Stock

This prospectus supplement relates to an offering of      shares of our common stock, par value $0.01 per share, by an affiliate of The Toronto-Dominion Bank (“TD” or the “selling stockholder”). We will not receive any of the proceeds from the sale of shares of our common stock sold in this offering by the selling stockholder.

Subject to the completion of this offering, we have agreed to repurchase $1.5 billion of our nonvoting common stock, par value $0.01 per share, directly from the selling stockholder, in a private transaction, at the price per share at which the shares of common stock are sold to the public in this offering, less the underwriting discount per share, as described in the section of this prospectus supplement entitled “Prospectus Summary—Recent Developments—Repurchase.” Following this offering and the repurchase of our nonvoting common stock, the selling stockholder will have disposed of all of its shares.

Our common stock is listed for trading on the New York Stock Exchange (“NYSE”) under the symbol “SCHW.” The last reported sale price of our common stock on February 7, 2025 was $83.18 per share.

Investing in our common stock involves risks. See the “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023, which is incorporated by reference into this prospectus supplement and the accompanying prospectus and the risks beginning on page S-10 of this prospectus supplement.

	Per Share	Total
Public offering price	$	$
Underwriting discount(1)	$	$
Proceeds, before expenses, to the selling stockholder	$	$

(1)	See “Underwriting (Conflicts of Interest)” for a description of the compensation payable to the underwriters.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Delivery of the shares of common stock is expected to be made on or about     , 2025.

TD Securities	Goldman Sachs & Co. LLC

The date of this prospectus supplement is     , 2025.

PROSPECTUS SUPPLEMENT

PROSPECTUS

Neither we, the selling stockholder nor the underwriters have authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. Neither we, the selling stockholder nor the underwriters take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.

We, the selling stockholder and the underwriters are not offering to sell our common stock in any jurisdiction where offers or sales are not permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about and observe any restrictions relating to this offering and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. In this prospectus supplement, we provide you with specific information about our common stock and about the offering itself. Both this prospectus supplement and the accompanying prospectus include or incorporate by reference important information about us, our common stock and other information you should know before investing in our common stock. This prospectus supplement also adds, updates and changes information contained or incorporated by reference in the accompanying prospectus. To the extent that any statement that we make in this prospectus supplement is inconsistent with the statements made in the accompanying prospectus, the statements made in the accompanying prospectus are deemed modified or superseded by the statements made in this prospectus supplement. You should read both this prospectus supplement and the accompanying prospectus, as well as additional information described in “Where You Can Find More Information,” before investing in our common stock.

References in this prospectus supplement to “we,” “us,” “our,” “Schwab” and “CSC” mean The Charles Schwab Corporation. References in this prospectus supplement to the “Company” mean CSC and its subsidiaries.

Currency amounts in this prospectus supplement and the accompanying prospectus are stated in U.S. dollars.

The representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus supplement and the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs. You should assume that the information contained or incorporated by reference in this prospectus supplement and any document incorporated by reference herein and in the accompanying prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

S-ii

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. Our reports on Forms 10-K, 10-Q and 8-K, and amendments to those reports, are also available to download, free of charge, as soon as reasonably practicable after these reports are filed with the SEC, at our corporate website at www.aboutschwab.com. The website addresses of the SEC and us are included as inactive textual references only, and the information contained on those websites is not a part of this prospectus supplement or the accompanying prospectus.

The SEC allows us to “incorporate by reference” information we have filed with the SEC, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is considered to be a part of this prospectus supplement and accompanying prospectus.

This prospectus supplement and accompanying prospectus incorporate by reference the documents listed below:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2023;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024, June 30, 2024 and September 30, 2024;

•	Current Reports on Form 8-K filed on May 16, 2024, May 29, 2024, July 25, 2024 and October 1, 2024; and

•

Definitive Proxy Statement on Schedule 14A filed on April 5, 2024 (the portion thereof incorporated by reference in Part III of the Annual Report on Form 10-K for the fiscal year ended December 31, 2023 only).

In addition, we also incorporate by reference additional documents that we file with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), between the date of this prospectus supplement and the date of the termination of this offering.

Any statement contained in a document incorporated by reference, or deemed to be incorporated by reference, in this prospectus supplement or the accompanying prospectus shall be deemed to be modified or superseded for purposes of this prospectus supplement or the accompanying prospectus to the extent that a statement contained in this prospectus supplement or the accompanying prospectus or in any other subsequently filed document which also is incorporated by reference in this prospectus supplement or the accompanying prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the accompanying prospectus.

Statements contained in this prospectus supplement or the accompanying prospectus as to the contents of any contract or other document referred to in this prospectus supplement or the accompanying prospectus do not purport to be complete, and where reference is made to the particular provisions of such contract or other document, such provisions are qualified in all respects by reference to all of the provisions of such contract or other document. In reviewing any agreements incorporated by reference, please remember they are included to provide you with information regarding the terms of such agreements and are not intended to provide any other factual or disclosure information about us. The agreements may contain representations and warranties by us or other parties, which should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate. The representations and warranties were made only as of the date of the relevant agreement or such other date or dates as may be specified in such agreement and are subject to more recent developments. Accordingly, these representations and warranties alone may not describe the actual state of affairs as of the date they were made or at any other time.

S-iii

You may request a copy of these filings at no cost, by writing, telephoning or sending an email to the following address:

The Charles Schwab Corporation

3000 Schwab Way

Westlake, TX 76262

investor.relations@schwab.com

S-iv

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus, including the documents incorporated by reference, contain not only historical information but also “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. Forward-looking statements are identified by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “prioritize,” “will,” “may,” “estimate,” “appear,” “could,” “would,” “maintain,” “continue,” “seek,” and other similar expressions. In addition, any statements that refer to expectations, strategy, objectives, projections, or other characterizations of future events or circumstances are forward-looking statements. These statements, which may be expressed in a variety of ways, including the use of future or present tense language, refer to future events.

These forward-looking statements, which reflect management’s beliefs, objectives, and expectations as of the date hereof, or in the case of any documents incorporated by reference, as of the date of those documents, are estimates based on the best judgment of the Company’s senior management. These statements relate to, among other things:

•

Maximizing our market valuation and stockholder returns over time; and our belief that developing trusted relationships will translate into more client assets which drives revenue and, along with expense discipline and thoughtful capital management, generates earnings growth and builds stockholder value;

•	Capital expenditures and expense management;

•	Net interest revenue, the adjustment of rates paid on client-related liabilities, and client cash realignment activity;

•	Utilization of bank supplemental funding and expectations for repayment of outstanding balances;

•

Management of interest rate risk, modeling and assumptions, the impact of changes in interest rates on net interest margin and revenue, bank deposit account fee revenue, economic value of equity, and liability and asset duration;

•	Sources and uses of liquidity;

•

Capital management; potential migration of insured deposit account balances (IDA balances) to our balance sheet; capital accretion; expectations about capital requirements, including accumulated other comprehensive income; long-term operating objective; and uses of capital and return of excess capital to stockholders;

•	The expected impact of proposed and final rules;

•	The expected impact of new accounting standards not yet adopted;

•	The likelihood of indemnification and guarantee payment obligations and clients failing to fulfill contractual obligations;

•	The outcome and impact of legal proceedings and regulatory matters; and

•

The preliminary unaudited results for the three-month period ended December 31, 2024; the estimated Tier 1 Leverage and Adjusted Tier 1 Leverage Ratios and the preliminary estimates of January 2025 monthly metrics.

Achievement of the expressed beliefs, objectives, and expectations described in these statements is subject to certain risks and uncertainties that could cause actual results to differ materially from the expressed beliefs, objectives, and expectations. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus supplement or, in the case of documents incorporated by reference, as of the date of those documents.

S-v

Important factors that may cause actual results to differ include, but are not limited to:

•	General market conditions, including the level of interest rates, equity market valuations and volatility;

•	Our ability to attract and retain clients, develop trusted relationships, and grow client assets;

•	Client use of our advisory and lending solutions and other products and services;

•	The level of client assets, including cash balances;

•	Client cash allocations and sensitivity to deposit rates;

•	Competitive pressure on pricing, including deposit rates;

•	The level and mix of client trading activity, including daily average trades, margin balances, and balance sheet cash;

•	Regulatory guidance and adverse impacts from new or changed legislation, rulemaking or regulatory expectations;

•	Capital and liquidity needs and management;

•	Our ability to manage expenses;

•	Our ability to attract and retain talent;

•	Our ability to develop and launch new and enhanced products, services, and capabilities, as well as enhance our infrastructure, in a timely and successful manner;

•	Our ability to monetize client assets;

•	Our ability to support client activity levels;

•	Increased compensation and other costs;

•	Real estate and workforce decisions;

•	The timing and scope of technology projects;

•	Balance sheet positioning relative to changes in interest rates;

•	Interest-earning asset mix and growth;

•	Our ability to access supplemental funding sources;

•	Prepayment levels for mortgage-backed securities;

•	Migrations of bank deposit account balances (BDA balances);

•	Regulatory and legislative developments;

•	Adverse developments in litigation or regulatory matters and any related charges; and

•	Potential breaches of contractual terms for which we have indemnification and guarantee obligations.

You should refer to the “Risk Factors” section of this prospectus supplement and to the Company’s periodic and current reports filed with the SEC for specific risks which could cause actual results to be significantly different from those expressed or implied by these forward-looking statements. In particular, certain of these factors, as well as general risk factors affecting the Company and its subsidiaries, are discussed in greater detail in “Item 1A.—Risk Factors” in the Annual Report on Form 10-K for the year ended December 31, 2023, as such discussion may be amended or updated in other reports filed by us with the SEC, which reports are incorporated by reference into this prospectus supplement and accompanying prospectus.

S-vi

SUMMARY

This summary highlights selected information contained elsewhere, or incorporated by reference, in this prospectus supplement. As a result, it does not contain all of the information that may be important to you or that you should consider before investing in the common stock. You should read this entire prospectus supplement and accompanying prospectus, including the documents incorporated by reference, especially the risks relevant to investing in the common stock discussed under “Risk Factors” contained herein and under “Item 1A.—Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023, as such discussion may be amended or updated in other reports filed by us with the SEC, as well as the consolidated financial statements and notes to those consolidated financial statements incorporated by reference herein. In addition, certain statements include forward-looking information that involves risks and uncertainties. See “Forward-Looking Statements.”

The Charles Schwab Corporation

CSC is a savings and loan holding company. CSC engages, through its subsidiaries (collectively referred to as the Company), in wealth management, securities brokerage, banking, asset management, custody, and financial advisory services. At December 31, 2024, the Company had $10.10 trillion in client assets, 36.5 million active brokerage accounts, 5.4 million workplace plan participant accounts, and 2.0 million banking accounts.

Principal business subsidiaries of CSC include the following:

•	Charles Schwab & Co., Inc. (“CS&Co.”), incorporated in 1971, a securities broker-dealer;

•	Charles Schwab Bank, SSB (“CSB”), our principal banking entity; and

•	Charles Schwab Investment Management, Inc. (“CSIM”), the investment advisor for the Company’s proprietary mutual funds and for the Company’s exchange-traded funds (“ETFs”).

In May 2024, the Company completed the final client account conversions to CS&Co from the Ameritrade broker-dealers, TD Ameritrade, Inc. and TD Ameritrade Clearing, Inc. (TDAC). Accordingly, these entities are no longer principal business subsidiaries.

The Company offers a broad range of products and services through intuitive end-to-end solutions, including robust digital capabilities, to address its clients’ varying investment and financial needs. Examples of these offerings include the following:

•

Brokerage—an array of full-feature brokerage accounts with equity and fixed income trading, margin lending, options trading, futures and forex trading, and cash management capabilities including certificates of deposit;

•

Mutual funds—third-party mutual funds through the Mutual Fund Marketplace®, including no-transaction-fee (NTF) mutual funds through the Mutual Fund OneSource® service, which also includes proprietary mutual funds, plus mutual fund trading and clearing services to broker-dealers;

•	Exchange-traded funds—an extensive offering of ETFs, including both proprietary and third-party ETFs;

•

Managed investing solutions—managed portfolios of both proprietary and third-party mutual funds and ETFs, separately managed accounts, customized personal advice for tailored portfolios, specialized planning, and full-time portfolio management;

•

Alternative investments—access to a variety of third-party alternative investments such as private equity and real estate on Schwab’s alternative investment platforms—Schwab Alternative Investment OneSource® and Schwab Alternative Investment Marketplace;

•	Banking—checking and savings accounts, first lien residential real estate mortgage loans (First Mortgages), home equity lines of credit (HELOCs) and pledged asset lines (PALs); and

•	Trust—trust custody services, personal trust reporting services, and administrative trustee services.

These investing products and services are made available through two business segments—Investor Services and Advisor Services. Our major sources of revenues are generated by both of the reportable segments, based on their respective levels of client assets and activity. Revenue is attributable to a reportable segment based on which segment has the primary responsibility for serving the client.

Our common stock is listed and traded on The New York Stock Exchange under the symbol “SCHW.”

Our principal executive office is located at 3000 Schwab Way, Westlake, Texas 76262, and our telephone number is (817) 859-5000. Our corporate Internet website is www.aboutschwab.com. Our website address is included as an inactive textual reference only, and the information contained on our website is not incorporated by reference and does not form a part of this prospectus supplement or the accompanying prospectus.

Recent Developments—Repurchase

On February 9, 2025, we entered into a repurchase agreement with the selling stockholder pursuant to which we have agreed to repurchase $1.5 billion of our nonvoting common stock directly from the selling stockholder, in a private transaction, at the price per share at which the shares of common stock are sold to the public in this offering, less the underwriting discount per share (the “Repurchase”). Closing of the Repurchase is conditioned on, and is expected to occur immediately after, the completion of this offering. This offering is not conditioned upon the completion of the Repurchase, and there can be no assurance that the Repurchase will be consummated. Any shares bought in the Repurchase will be retained as treasury shares or cancelled. We currently intend to use cash on hand to fund the Repurchase. The Repurchase will be made under our existing share repurchase program. Following the completion of the Repurchase, we expect to have $7.2 billion remaining under our authorized program. Over the course of 2025, we expect to continue to pursue opportunistic repurchases where consistent with our expected progress on key financial objectives.

Recent Developments—Preliminary Unaudited Results for the Three-Month Period Ended December 31, 2024

On January 21, 2025, we announced the following preliminary results for the fourth quarter of 2024. In accordance with our normal schedule, we are currently performing, and have not yet completed, the closing procedures in connection with the preparation and filing of our audited consolidated financial statements for the year ended December 31, 2024, which will be included in our Annual Report on Form 10-K for the year ended December 31, 2024. Accordingly, while we currently estimate our financial results for the quarter ended December 31, 2024 as set forth in the table below, this information is, by necessity, preliminary in nature and based only upon preliminary information available to us as of the date of this prospectus supplement. During the course of the preparation of our audited consolidated financial statements and related notes and the completion of the audit for the year ended December 31, 2024, additional adjustments to the preliminary estimated financial information presented below may be identified, and any such adjustments may be material. As of the date of the prospectus supplement, neither our independent public accountants, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the preliminary fourth quarter and year end financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information, and assume no responsibility for, and disclaim any association with, the preliminary fourth quarter and year end financial information.

THE CHARLES SCHWAB CORPORATION

Financial and Operating Highlights

(Unaudited)

	Q4-24 % change		2024				2023
(In millions, except per share amounts and as noted)	vs. Q4-23	vs. Q3-24	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter
Net Revenues
Net interest revenue	19%	14%	$2,531	$2,222	$2,158	$2,233	$2,130
Asset management and administration fees	22%	2%	1,509	1,476	1,383	1,348	1,241
Trading revenue	14%	10%	873	797	777	817	767
Bank deposit account fees	39%	59%	241	152	153	183	174
Other	19%	(13)%	175	200	219	159	147

Total net revenues	20%	10%	5,329	4,847	4,690	4,740	4,459

Expenses Excluding Interest
Compensation and benefits	9%	1%	1,533	1,522	1,450	1,538	1,409
Professional services	17%	16%	297	256	259	241	253
Occupancy and equipment	(17)%	2%	276	271	248	265	331
Advertising and market development	(3)%	—	101	101	107	88	104
Communications	(9)%	(11)%	131	147	172	141	144
Depreciation and amortization	(6)%	(3)%	224	231	233	228	238
Amortization of acquired intangible assets	—	—	130	130	129	130	130
Regulatory fees and assessments	(67)%	1%	89	88	96	125	270
Other	(37)%	(6)%	243	259	249	186	386

Total expenses excluding interest	(7)%	1%	3,024	3,005	2,943	2,942	3,265

Income before taxes on income	93%	25%	2,305	1,842	1,747	1,798	1,194
Taxes on income	N/M	7%	465	434	415	436	149

Net Income	76%	31%	1,840	1,408	1,332	1,362	1,045

Preferred stock dividends and other	3%	13%	123	109	121	111	119

Net Income Available to Common Stockholders	85%	32%	$1,717	$1,299	$1,211	$1,251	$926

Earnings per common share:(1)
Basic	84%	32%	$.94	$.71	$.66	$.69	$.51
Diluted	84%	32%	$.94	$.71	$.66	$.68	$.51
Dividends declared per common share	—	—	$.25	$.25	$.25	$.25	$.25
Weighted-average common shares outstanding:
Basic	—	—	1,831	1,829	1,828	1,825	1,823
Diluted	—	—	1,836	1,834	1,834	1,831	1,828

Performance Measures
Pre-tax profit margin			43.3%	38.0%	37.2%	37.9%	26.8%
Return on average common stockholders’ equity (annualized)(2)			18%	14%	14%	15%	12%

	Q4-24 % change		2024				2023
(In millions, except per share amounts and as noted)	vs. Q4-23	vs. Q3-24	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter
Financial Condition (at quarter end, in billions)
Cash and cash equivalents	(3)%	21%	$42.1	$34.9	$25.4	$31.8	$43.3
Cash and investments segregated	20%	13%	38.2	33.7	21.7	25.9	31.8
Receivables from brokerage clients—net	24%	15%	85.4	74.0	72.8	71.2	68.7
Available for sale securities	(23)%	(8)%	83.0	90.0	93.6	101.1	107.6
Held to maturity securities	(8)%	(2)%	146.5	149.9	153.2	156.4	159.5
Bank loans—net	12%	4%	45.2	43.3	42.2	40.8	40.4
Total assets	(3)%	3%	479.8	466.1	449.7	468.8	493.2
Bank deposits	(11)%	5%	259.1	246.5	252.4	269.5	290.0
Payables to brokers, dealers, and clearing organizations	102%	(19)%	13.3	16.4	5.9	6.7	6.6
Payables to brokerage clients	20%	14%	101.6	89.2	80.0	84.0	84.8
Other short-term borrowings	(9)%	(43)%	6.0	10.6	10.0	8.4	6.6
Federal Home Loan Bank borrowings	(37)%	(26)%	16.7	22.6	24.4	24.0	26.4
Long-term debt	(14)%	—	22.4	22.4	22.4	22.9	26.1
Stockholders’ equity	18%	3%	48.4	47.2	44.0	42.4	41.0

Other
Full-time equivalent employees (at quarter end, in thousands)	(3)%	—	32.1	32.1	32.3	32.6	33.0
Capital expenditures—purchases of equipment, office facilities, and property, net (in millions)	30%	91%	$258	$135	$92	$122	$199
Expenses excluding interest as a percentage of average client assets (annualized)			0.12%	0.12%	0.13%	0.14%	0.16%
Adjusted total expenses (Non-GAAP)(3)	—	—	$2,847	$2,852	$2,768	$2,802	$2,852
Adjusted diluted earnings per share (Non-GAAP)(3)	49%	31%	$1.01	$.77	$.73	$.74	$.68
Bank supplemental funding (in billions)	(37)%	(23)%	$49.9	$64.8	$73.7	$70.8	$79.6
Core net new client assets (in billions)	51%	20%	$114.8	$95.3	$61.2	$95.6	$76.1
New brokerage accounts (in thousands)	23%	15%	1,119	972	985	1,094	910

Clients’ Daily Average Trades (DATs) (in thousands)	22%	11%	6,312	5,697	5,486	5,958	5,192
Number of Trading Days	1%	(1)%	63.0	63.5	63.0	61.0	62.5
Revenue Per Trade(4)	(7)%	—	$2.20	$2.20	$2.25	$2.25	$2.36

(1)

The Company has voting and nonvoting common stock outstanding. As the participation rights, including dividend and liquidation rights, are identical between the voting and nonvoting stock classes, basic and diluted earnings per share are the same for each class.

(2)	Return on average common stockholders’ equity is calculated using net income available to common stockholders divided by average common stockholders’ equity.

(3)

In addition to disclosing financial results in accordance with generally accepted accounting principles in the U.S. (GAAP), this prospectus supplement contains references to the non-GAAP financial measures described below. We believe these non-GAAP financial measures provide useful supplemental information about the financial performance of the Company, and facilitate meaningful comparison of Schwab’s results in the current period to both historic and future results. These non-GAAP measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and may not be comparable to non-GAAP financial measures presented by other companies.

Schwab’s use of non-GAAP measures is reflective of certain adjustments made to GAAP financial measures as described below. See Part I—Item 1—Note 10 of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2024, incorporated by reference herein, for additional information.

Schwab adjusts certain GAAP financial measures to exclude the impact of acquisition and integration-related costs incurred as a result of the Company’s acquisitions, amortization of acquired intangible assets, restructuring costs, and, where applicable, the income tax effect of these expenses. Adjustments made to exclude amortization of acquired intangible assets are reflective of all acquired intangible assets, which were recorded as part of purchase accounting. These acquired intangible assets contribute to the Company’s revenue generation. Amortization of acquired intangible assets will continue in future periods over their remaining useful lives.

We exclude acquisition and integration-related costs, amortization of acquired intangible assets, and restructuring costs for the purpose of calculating these non-GAAP measures because we believe doing so provides additional transparency of Schwab’s ongoing operations, and is useful in both evaluating the operating performance of the business and facilitating comparison of results with prior and future periods.

Costs related to acquisition and integration or restructuring fluctuate based on the timing of acquisitions, integration and restructuring activities, thereby limiting comparability of results among periods, and are not representative of the costs of running the Company’s ongoing business. Amortization of acquired intangible assets is excluded because management does not believe it is indicative of the Company’s underlying operating performance.

The Company also uses adjusted diluted EPS as a component of performance criteria for employee bonus and certain executive management incentive compensation arrangements. The Compensation Committee of CSC’s Board of Directors maintains discretion in evaluating performance against these criteria.

	Three Months Ended
	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023
Total expenses excluding interest (GAAP)	$3,024	$3,005	$2,943	$2,942	$3,265
Acquisition and integration-related costs	(20)	(23)	(36)	(38)	(67)
Amortization of acquired intangible assets	(130)	(130)	(129)	(130)	(130)
Restructuring costs	(27)	—	(10)	28	(216)

Adjusted total expenses (non-GAAP)	$2,847	$2,852	$2,768	$2,802	$2,852

	Three Months Ended
	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023
Earnings per common share—diluted (GAAP)	$.94	$.71	$.66	$.68	$.51
Acquisition and integration-related costs	.01	.01	.02	.02	.04
Amortization of acquired intangible assets	.07	.07	.07	.07	.07
Restructuring costs	.01	—	.01	(.01)	.12
Income tax effects(a)	(.02)	(.02)	(.03)	(.02)	(.06)

Adjusted diluted EPS (non-GAAP)	$1.01	$.77	$.73	$.74	$.68

a.

The income tax effects of the non-GAAP adjustments are determined using an effective tax rate reflecting the exclusion of non-deductible acquisition costs and are used to present the acquisition and integration-related costs, amortization of acquired intangible assets, and restructuring costs on an after-tax basis.

Note: EPS = Earnings per share.

(4)	Revenue per trade is calculated as trading revenue divided by the product of DATs multiplied by the number of trading days.

N/M Not meaningful. Percentage changes greater than 200% are presented as not meaningful.

Estimated Tier 1 Leverage and Adjusted Tier 1 Leverage Ratios

In conjunction with the offering, the Company provided the following preliminary estimates of the effect of the Repurchase on its Tier 1 Leverage and Adjusted Tier 1 Leverage Ratios. This information is, by necessity, preliminary in nature and based only upon preliminary information available to the Company as of the date of this prospectus supplement. The Company cannot assure you that this information will not change. Additional adjustments relevant to these metrics may be identified, and any such adjustments may be material.

(In millions)	December 31, 2024	Repurchase Amount(1)	Pro Forma Estimates after impact of the Repurchase
Tier 1 Capital	$45,186	$(1,500)	$43,686
Average assets with regulatory adjustments	$458,119	$—	$458,119

Tier 1 Leverage Ratio (GAAP)	9.9%		9.5%

(In millions)	December 31, 2024	Repurchase Amount(1)	Pro Forma Estimates after impact of the Repurchase
Adjusted Tier 1 Capital(2)	$30,347	$(1,500)	$28,847
Adjusted Average assets with regulatory adjustments(2)	$443,288	$—	$443,288

Adjusted Tier 1 Leverage Ratio (non-GAAP)(2)	6.8%		6.5%

(1)

Assumes the Repurchase occurs on December 31, 2024 and has no impact on average assets. Also excludes the impact of any excise tax on the Repurchase, which is not expected to change the ratios shown above.

(2)	See information about our use of the non-GAAP measure Adjusted Tier 1 Leverage Ratio and a reconciliation to GAAP below.

December 31, 2024
Tier 1 Leverage Ratio (GAAP)	9.9%
Tier 1 Capital	$45,186
Plus: AOCI adjustment	(14,839)

Adjusted Tier 1 Capital	30,347

Average assets with regulatory adjustments	458,119
Plus: AOCI adjustment	(14,831)

Adjusted average assets with regulatory adjustments	$443,288

Adjusted Tier 1 Leverage Ratio (non-GAAP)	6.8%

The Company uses Adjusted Tier 1 Leverage Ratio in managing capital, including its use of the measure as its long-term operating objective. Adjusted Tier 1 Leverage Ratio represents the Tier 1 Leverage Ratio as prescribed by bank regulatory guidance for the consolidated company, adjusted to reflect the inclusion of accumulated other comprehensive income (AOCI) in the ratio. Inclusion of the impacts of AOCI in the Company’s Tier 1 Leverage Ratio provides additional information regarding the Company’s current capital position. We believe Adjusted Tier 1 Leverage Ratio may be useful to investors as a supplemental measure of the Company’s capital levels.

Preliminary Estimates of January 2025 Monthly Metrics

In conjunction with the offering, the Company is providing preliminary estimates regarding certain January 2025 business and financial metrics. This information is, by necessity, preliminary in nature and based only upon preliminary information available to the Company as of the date of this prospectus supplement. The Company cannot assure you that this information will not change. In finalizing these business and financial metrics, additional adjustments to the preliminary estimated business and financial metrics presented below may be identified, and any such adjustments may be material:

•	January core net new assets increased by approximately 75% versus the prior year period to approximately $30 billion for the month.

•	New brokerage accounts opened during the month were approximately 430 thousand.

•	Daily average trades in January equaled approximately 7.3 million.

•	Client transactional sweep cash balances ended January at approximately $400 billion.

•	Bank supplemental funding balances were further reduced by about $4 billion to finish January with approximately $46 billion outstanding.

For more information regarding core net new assets, client sweep cash balances and bank supplemental funding, see Management’s Discussion and Analysis of Financial Condition and Results of Operations—Overview, Results of Operations, and Risk Management—Liquidity Risk in Part I—Item 2 of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2024, incorporated by reference herein. See also our Annual Report on Form 10-K for the year ended December 31, 2023, incorporated by reference herein, for additional information.

The Company currently expects to make available its January 2025 Monthly Activity Report on Friday, February 14, 2025.

The Offering

Issuer	The Charles Schwab Corporation, a Delaware corporation.

Common Stock Offered by Selling Stockholder	shares (including shares issuable upon the automatic conversion of an equal number of shares of nonvoting common stock).

Repurchase	Subject to the completion of this offering, we have agreed to repurchase $1.5 billion of nonvoting common stock directly from the selling stockholder, in a private transaction, at the price per share at which the shares of common stock are sold to the public in this offering, less the underwriting discount per share. The completion of the Repurchase is expected to occur immediately after the closing of this offering. The completion of this offering is not conditioned upon the completion of the Repurchase. See “Prospectus Summary—Recent Developments—Repurchase.”

Common Stock to be Outstanding Immediately After the Offering	shares

Nonvoting Common Stock to be Outstanding immediately After the Offering and the Repurchase	None.

Use of Proceeds	All of the shares of common stock being offered under this prospectus supplement are being sold by the selling stockholder. Accordingly, we will not receive any proceeds from the sale of these shares.

Conflicts of Interest	TD Securities (USA) LLC is an affiliate of the selling stockholder and may be deemed an affiliate of the Company, and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. In addition, because the selling stockholder will receive at least 5% of the net proceeds of this offering, TD Securities (USA) LLC has a “conflict of interest” under FINRA Rule 5121. Consequently, this offering will be conducted in compliance with the provisions of FINRA Rule 5121. The appointment of a “qualified independent underwriter” is not required in connection with this offering as a “bona fide public market,” as defined in FINRA Rule 5121, exists for the common stock. Neither TD Securities (USA) LLC nor any other FINRA member participating in this offering that has a conflict of interest will confirm initial sales to any discretionary accounts over which it has authority without the prior specific written approval of the account holder.

Risk Factors	Investment in the common stock involves risks. You should carefully consider the information set forth in the section of this prospectus supplement entitled “Risk Factors” beginning on S-10, as well as other information included in or incorporated by reference into this prospectus supplement and the accompanying prospectus before deciding whether to invest in the common stock.

Symbol	“SCHW”

Unless the context requires otherwise, the number of shares of common stock that will be outstanding immediately after this offering and the Repurchase set forth above is based on 1,781,226,299 shares of common stock and 50,893,695 shares of nonvoting common stock, respectively, outstanding as of February 7, 2025.

For a more complete description of the common stock, see Exhibit 4.11, “Description of Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934—Description of Common Stock” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, incorporated by reference herein.

RISK FACTORS

Your investment in our common stock involves certain risks. You should consult with your own financial and legal advisers as to the risks involved in an investment in our common stock and to determine whether our common stock is a suitable investment for you. Before investing in our common stock, you should carefully consider, among other matters, the risk factors and information set forth under the heading “Item 1A.—Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as such discussion may be amended or updated in other reports filed by us with the SEC, and which are incorporated by reference into this prospectus supplement and accompanying prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the sale of common stock by the selling stockholder in this offering. The selling stockholder will receive all of the net proceeds from the sale of shares of our common stock in this offering.

SELLING STOCKHOLDER

The following table and the notes thereto set forth information regarding the beneficial ownership of our capital stock by the selling stockholder as of February 7, 2025, and as adjusted to reflect the sale of the shares of common stock offered in this offering (including shares of common stock issuable upon the automatic conversion of the nonvoting common stock as a result of this offering) and the Repurchase. All information contained in the table and the notes below (other than the information regarding percentage of our common stock and our nonvoting stock) is based upon the information provided to us by the selling stockholder, and we have not independently verified this information.

The number of shares of common stock and nonvoting common stock beneficially owned by the selling stockholder is determined under rules promulgated by the SEC, except that it does not reflect any shares of our common stock that may be beneficially owned or acquired by TD or its affiliates from time to time in the ordinary course of their banking, securities, derivatives, asset management and similar businesses, including in client, brokerage and investment accounts. The information is not necessarily indicative of beneficial ownership for any other purpose. Under the rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting or investment power and any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days after February 7, 2025 through the exercise of any stock option or other right. The applicable percentage of ownership for the selling stockholder is based on 1,781,226,299 shares of common stock and 50,893,695 shares of nonvoting common stock outstanding as of February 7, 2025.

	Ownership Before Offering and Repurchase		Securities Offered by this Prospectus	Ownership After Offering and Repurchase
Name of Selling Stockholder	Common Stock	Nonvoting Common Stock	Common Stock(1)	Common Stock	Nonvoting Common Stock	% of Common Stock
The Toronto-Dominion Bank(2)	133,785,043	50,893,695		—	—	0%

(1)

Represents the aggregate shares of common stock offered hereby assuming the automatic conversion of shares of the nonvoting common stock owned by the selling stockholder and not subject to the Repurchase into an equal number of shares of common stock upon their sale to the underwriters.

(2)

TD Group US Holdings LLC, a Delaware limited liability company (“TD GUS”), is the selling stockholder in this offering. Prior to this offering, TD GUS is the record and beneficial owner of 133,785,043 shares, or 7.5% of our outstanding common stock and 50,893,695 shares, or 100%, of our outstanding nonvoting common stock. TD, as the sole owner of TD GUS, may be deemed to be the beneficial owner of the shares held by TD GUS.

Pursuant to the terms of the stockholder agreement between TD and Schwab, dated November 24, 2019 (the “Stockholder Agreement”), TD currently has the right to designate two individuals to our Board of Directors. TD currently has two designees on our Board of Directors, Brian M. Levitt and Bharat B. Masrani. Immediately upon completion of this offering, we do not expect TD and its affiliates to own any shares of our capital stock, except for shares of our common stock that may be beneficially owned or acquired by TD or its affiliates from time to time in the ordinary course of their banking, securities, derivatives, asset management and similar businesses, including in client, brokerage and investment accounts. Upon consummation of this offering, Brian M. Levitt and Bharat B. Masrani will each resign from our Board of Directors and TD will no longer have the right to designate individuals to our Board of Directors.

Upon consummation of this offering, the substantive terms of the Stockholder Agreement will generally terminate. The foregoing description is qualified in its entirety by reference to the Stockholder Agreement, filed as Exhibit 10.405 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the Securities and Exchange Commission on February 23, 2024 and incorporated by reference herein.

For more information about our relationship with TD and its affiliates, see “Transactions with Related Persons” in our definitive proxy statement on Schedule 14A, filed with the SEC on April 5, 2024, which is incorporated herein by reference.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

FOR NON-U.S. HOLDERS OF COMMON STOCK

The following is a general discussion of certain material U.S. federal income tax considerations with respect to the ownership and disposition of shares of our common stock applicable to non-U.S. holders (defined below) who acquired such shares in this offering. This discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations promulgated thereunder, administrative rulings of the U.S. Internal Revenue Service (the “IRS”) and judicial decisions, each as in effect on the date hereof. These authorities are subject to change and differing interpretations, possibly with retroactive effect, and any such change or differing interpretation could result in U.S. federal income tax consequences different from those discussed below.

For purposes of this discussion, the term “non-U.S. holder” means a beneficial owner of shares of our common stock that is not, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States (including certain former citizens and former long-term residents of the United States);

•

a corporation (or other entity or arrangement taxable for U.S. federal income tax purposes as a corporation) created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more “United States persons” (as defined in the Code) have the authority to control all substantial decisions of such trust or (2) the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person for U.S. federal income tax purposes.

This discussion is limited to non-U.S. holders that acquire shares of our common stock pursuant to this offering and hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a non-U.S. holder in light of that non-U.S. holder’s particular circumstances or that may be applicable to non-U.S. holders subject to special treatment under U.S. federal income tax laws (including, without limitation, banks, insurance companies or other financial institutions; tax-exempt entities or foreign governments or agencies; “controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax; entities or arrangements treated as partnerships for U.S. federal income tax purposes or other “flow-through” entities and investors therein; brokers or dealers in securities or currencies; traders in securities that elect mark-to-market treatment; real estate investment trusts or regulated investment companies; persons subject to alternative minimum tax; certain former citizens or long-term residents of the United States; or holders who hold our common stock as part of a straddle, hedge, conversion transaction, constructive sale, or other integrated security transaction). In addition, this discussion does not address U.S. federal tax laws other than those pertaining to the U.S. federal income tax, nor does it address any aspects of the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, any considerations in respect of the Foreign Account Tax Compliance Act of 2010 (including the U.S. Treasury regulations promulgated thereunder and intergovernmental agreements entered into pursuant thereto) or U.S. state, local or non-U.S. taxes. Prospective investors should consult their tax advisors regarding the U.S. federal, state, local, non-U.S. income and other tax considerations with respect to acquiring, holding and disposing of shares of our common stock.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a person treated as a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Persons that for U.S. federal income tax purposes are treated as partnerships and partners in such partnerships should consult their tax advisors.

This discussion is for general information only and is not intended to constitute a complete description of all tax considerations relating to the acquisition, ownership and disposition of our common stock.

Prospective holders of our common stock should consult with their tax advisors regarding the tax consequences to them of the acquisition, ownership and disposition of our common stock, including the application and effect of any U.S. federal, state, local, non-U.S. income and other tax laws.

Distributions

In general, subject to the discussion below regarding “effectively connected” dividends, the gross amount of any distribution we make to a non-U.S. holder with respect to its shares of our common stock will be subject to U.S. federal withholding tax at a rate of 30% to the extent that the distribution constitutes a dividend for U.S. federal income tax purposes, unless the non-U.S. holder is eligible for an exemption from, or a reduced rate of, such withholding tax under an applicable income tax treaty and the non-U.S. holder provides proper certification of its eligibility for such exemption or reduced rate. A distribution with respect to shares of our common stock will constitute a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. To the extent any distribution does not constitute a dividend, it will be treated first as reducing the adjusted tax basis in the non-U.S. holder’s shares of our common stock and then, to the extent it exceeds the non-U.S. holder’s adjusted tax basis in its shares of our common stock, as gain from the sale or exchange of such stock. Any such gain will be subject to the tax treatment described below under “Gain on Sale or Other Taxable Disposition of Common Stock.”

Dividends we pay with respect to our common stock to a non-U.S. holder that are effectively connected with the conduct by such non-U.S. holder of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or a fixed base of such non-U.S. holder in the United States) generally will not be subject to U.S. federal withholding tax, as described above, if the non-U.S. holder complies with applicable certification and disclosure requirements. Instead, such dividends generally will be subject to U.S. federal income tax on a net income basis at the U.S. federal income tax rates applicable to U.S. citizens, nonresident aliens or domestic corporations, as applicable. Dividends received by a non-U.S. holder that is a corporation and that are effectively connected with its conduct of a trade or business within the United States may be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Gain on Sale or Other Taxable Disposition of Common Stock

Subject to the discussion below under “—Information Reporting and Backup Withholding,” in general, a non-U.S. holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of the non-U.S. holder’s shares of our common stock unless:

•

the gain is effectively connected with a trade or business carried on by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or a fixed base of such non-U.S. holder in the United States);

•

the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 or more days in the taxable year of the disposition and certain other conditions are met; or

•

we are or have been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code (a “USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of such disposition or such non-U.S. holder’s holding period of such shares of our common stock.

Gain described in the first bullet point immediately above generally will be subject to U.S. federal income tax on a net income tax basis at the U.S. federal income tax rates applicable to U.S. citizens, nonresident aliens or domestic corporations, as applicable. A non-U.S. holder that is a corporation and that recognizes gain described in the first bullet point immediately above may also be subject to the branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) with respect to such effectively connected gain, as adjusted for certain items.

An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax (unless the non-U.S. holder is eligible for a lower rate under an applicable income tax treaty) on the gain from such sale or other disposition, which may be offset by U.S.-source capital losses, if any, of the non-U.S. holder, provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

We believe we are not, and do not anticipate becoming, a USRPHC for U.S. federal income tax purposes. However, no assurance can be given that we are not or will not become a USRPHC. If we were or were to become a USRPHC, however, any gain recognized on a sale or other disposition of shares of our common stock by a non-U.S. holder that did not own (directly, indirectly or constructively) more than 5% of our common stock during the applicable period would not be subject to U.S. federal income tax, provided that our common stock is “regularly traded on an established securities market” (within the meaning of Section 897(c)(3) of the Code).

Information Reporting and Backup Withholding

We must report annually to the IRS and to each non-U.S. holder the amount of distributions paid to such non-U.S. holder and the tax withheld with respect to such distributions. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty.

A non-U.S. holder generally will be subject to backup withholding (currently at a rate of 24%) on dividends paid with respect to such non-U.S. holder’s shares of our common stock unless such holder certifies under penalties of perjury that, among other things, it is a non-U.S. holder (and the payor does not have actual knowledge, or reason to know, that such holder is a United States person (as defined in the Code)) or otherwise establishes an exemption.

Information reporting and backup withholding generally are not required with respect to any proceeds from the sale or other disposition of our common stock by a non-U.S. holder outside of the United States through a foreign office of a foreign broker that does not have certain specified connections to the United States. However, if a non-U.S. holder sells or otherwise disposes of its shares of our common stock through a U.S. broker or the U.S. offices of a foreign broker, the broker will generally be required to report the amount of proceeds paid to the non-U.S. holder to the IRS and may also be required to backup withhold on such proceeds unless such non-U.S. holder certifies under penalties of perjury that, among other things, it is a non-U.S. holder (and the payor does not have actual knowledge, or reason to know, that such holder is a United States person (as defined in the Code)) or otherwise establishes an exemption. Information reporting will also apply if a non-U.S. holder sells its shares of our common stock through a foreign broker with certain specified connections to the United States, unless such broker has documentary evidence in its records that such non-U.S. holder is not a United States person and certain other conditions are met, or such non-U.S. holder otherwise establishes an exemption (and the payor does not have actual knowledge, or reason to know, that such holder is a United States person (as defined in the Code)).

Copies of any information returns may also be made available to the tax authorities in the country in which the non-U.S. holder resides or is established under the provisions of an applicable income tax treaty or agreement.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder may be credited against the non-U.S. holder’s U.S. federal income tax liability, if any, or refunded, provided that the required information is furnished to the IRS in a timely manner. Non-U.S. holders should consult their tax advisors regarding the application of the information reporting and backup withholding rules to them.

UNDERWRITING (CONFLICTS OF INTEREST)

We, the selling stockholder and the underwriters named below have entered into an underwriting agreement with respect to the shares of our common stock being offered. Subject to the terms and conditions set forth in the underwriting agreement, each of the underwriters has severally agreed to purchase and the selling stockholder has agreed to sell, the respective number of shares of common stock set forth opposite its name in the following table. TD Securities (USA) LLC and Goldman Sachs & Co. LLC are the representatives of the underwriters.

Underwriters	Number of shares
TD Securities (USA) LLC
Goldman Sachs & Co. LLC

Total

The underwriting agreement provides that, subject to certain conditions, the underwriters are obligated to purchase all of the shares in the offering if they purchase any such shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

The following table summarizes the per share and total underwriting discounts and commissions to be paid to the underwriters by the selling stockholder.

Underwriting discounts and commissions
Per share	$

Total	$

Shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount from the public offering price of up to $     per share. Sales of shares made outside the United States may be made by affiliates of the underwriters. If all the shares are not sold at the public offering price of $     per share, the representatives may change the offering price and the other selling terms. The offering of the common stock by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

Our common stock is listed on the New York Stock Exchange under the symbol “SCHW.”

In connection with the offering, the underwriters may purchase and sell the common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. The underwriters may close out any short position by purchasing shares in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchased in this offering. Stabilizing transactions consist of certain bids for or purchases of the common stock made for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in process. The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters, as well as other purchases by the underwriters for their own account, may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

Certain of the underwriters and their affiliates have in the past provided, are currently providing and may in the future from time to time provide, financial advisory, commercial banking, investment banking, research, trading, trustee, escrow, transfer agent and custody services to us or our subsidiaries, for which they have in the past received, and may currently or in the future receive, customary fees and expenses.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge, and certain other of those underwriters may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters or their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the shares offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the shares offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

As noted above under “Selling Stockholder,” TD, an affiliate of TD Securities (USA) LLC, is party to the Stockholder Agreement. Under the Stockholder Agreement, TD has the right, for so long as it holds greater than or equal to 10% of our common stock, to designate two directors to our board of directors. If TD holds greater than or equal to 5% (but less than 10%) of our common stock, TD has the right to designate one director to our board of directors. TD does not have the right to designate any directors once it holds less than 5% of our common stock. TD is also entitled to certain board committee membership rights for so long as it is entitled to designate at least one director. TD has designated two directors to our board of directors pursuant to the exercise of these rights. Upon consummation of this offering, these directors will each resign from our Board of Directors and TD will no longer have the right to designate individuals to our Board of Directors. The foregoing description of TD’s board nomination rights is qualified in its entirety by reference to the Stockholder Agreement, filed as Exhibit 10.405 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the Securities and Exchange Commission on February 23, 2024 and incorporated by reference herein.

We have entered into a lock-up agreement with the underwriters. Under this agreement, subject to certain exceptions, we may not, without the prior written approval of TD Securities (USA) LLC, offer, sell, contract to sell or otherwise dispose of, directly or indirectly, or hedge our common stock or securities convertible into or exchangeable or exercisable for our common stock or publicly announce the intention to do any of the foregoing. These restrictions will be in effect for a period of 45 days after the date of this prospectus supplement. At any time and without public notice, TD Securities (USA) LLC may, in its sole discretion, release some or all of the securities from this lock-up agreement.

We estimate that the total expenses of this offering payable by us, not including the underwriting discounts and commissions, will be approximately $    .

We and the selling stockholder have agreed, severally and not jointly, to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.

To the extent any underwriter that is not a U.S.-registered broker-dealer intends to effect sales of the common stock in the United States, it will do so through one or more U.S.-registered broker-dealers in accordance with the applicable U.S. securities laws and regulations.

Conflicts of Interest

TD Securities (USA) LLC is an affiliate of the selling stockholder and may be deemed an affiliate of the Company, and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. In addition, because the selling stockholder will receive at least 5% of the net proceeds of this offering, TD Securities (USA) LLC has a “conflict of interest” under FINRA Rule 5121. Consequently, this offering will be conducted in compliance with the provisions of FINRA Rule 5121. The appointment of a “qualified independent underwriter” is not required in connection with this offering as a “bona fide public market,” as defined in FINRA Rule 5121, exists for the common stock. Neither TD Securities (USA) LLC nor any other FINRA member participating in this offering that has a conflict of interest will confirm initial sales to any discretionary accounts over which it has authority without the prior specific written approval of the account holder.

NOTICE TO INVESTORS

European Economic Area

In relation to each Member State of the European Economic Area (each, a “Member State”), no shares have been offered or will be offered pursuant to the offering to the public in that Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Member State or, where appropriate, approved in another Member State and notified to the competent authority in that Member State, all in accordance with the Prospectus Regulation, except that shares may be offered to the public in that Member State at any time:

A.	to any legal entity which is a qualified investor as defined under Article 2 the Prospectus Regulation;

B.

to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 the Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

C.	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of the shares shall require us or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to shares in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

United Kingdom

No shares have been offered or will be offered pursuant to the offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the shares which has been approved by the Financial Conduct Authority, except that the shares may be offered to the public in the United Kingdom at any time:

A.	to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;

B.

to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

C.	in any other circumstances falling within Section 86 of the FSMA,

provided that no such offer of the shares shall require the Issuer or any Manager to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation. For the purposes of this provision, the expression an “offer to the public” in relation to the shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

Canada

The common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1)

of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Hong Kong

The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (the “SFO”) of Hong Kong and any rules made thereunder; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong (the “CO”), or which do not constitute an offer to the public within the meaning of the CO. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.

Singapore

Each underwriter has acknowledged that this prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter has represented and agreed that it has not offered or sold any shares or caused the shares to be made the subject of an invitation for subscription or purchase and will not offer or sell any shares or cause the shares to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares, whether directly or indirectly, to any person in Singapore other than:

A.

to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA;

B.

to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA; or

C.	otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

A.

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

B.

a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (however described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

(i)	to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(ii)	where no consideration is or will be given for the transfer;

(iii)	where the transfer is by operation of law;

(iv)	as specified in Section 276(7) of the SFA; or

(v)	as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Singapore SFA Product Classification—In connection with Section 309B of the SFA and the CMP Regulations 2018, unless otherwise specified before an offer of shares, we have determined, and hereby notify all relevant persons (as defined in Section 309A(1) of the SFA), that the shares are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Switzerland

The shares will not be offered, directly or indirectly, to the public in Switzerland and this prospectus supplement does not constitute a public offering prospectus as that term is understood pursuant to article 652a or 1156 of the Swiss Federal Code of Obligations.

Japan

The shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement, you should consult an authorized financial advisor.

Israel

In the State of Israel, this prospectus supplement shall not be regarded as an offer to the public to purchase common stock under the Israeli Securities Law, 5728 – 1968, which requires a prospectus to be published and authorized by the Israel Securities Authority, if it complies with certain provisions of Section 15 of the Israeli Securities Law, 5728 – 1968, including, inter alia, if: (i) the offer is made, distributed or directed to not more than 35 investors, subject to certain conditions (the “Addressed Investors”); or (ii) the offer is made, distributed or directed to certain qualified investors defined in the First Addendum of the Israeli Securities Law, 5728 – 1968, subject to certain conditions (the “Qualified Investors”). The Qualified Investors shall not be taken into account in the count of the Addressed Investors and may be offered to purchase securities in addition to the 35 Addressed Investors. The company has not and will not take any action that would require it to publish a prospectus in accordance with and subject to the Israeli Securities Law, 5728 – 1968. We have not and will not distribute this prospectus supplement or make, distribute or direct an offer to subscribe for our common stock to any person within the State of Israel, other than to Qualified Investors and up to 35 Addressed Investors.

Qualified Investors may have to submit written evidence that they meet the definitions set out in of the First Addendum to the Israeli Securities Law, 5728 – 1968. In particular, we may request, as a condition to be offered common stock, that Qualified Investors will each represent, warrant and certify to us and/or to anyone acting on our behalf: (i) that it is an investor falling within one of the categories listed in the First Addendum to the Israeli Securities Law, 5728 – 1968; (ii) which of the categories listed in the First Addendum to the Israeli Securities Law, 5728 – 1968 regarding Qualified Investors is applicable to it; (iii) that it will abide by all provisions set forth in the Israeli Securities Law, 5728 – 1968 and the regulations promulgated thereunder in connection with the offer to be issued common stock; (iv) that the common stock that it will be issued are, subject to exemptions available under the Israeli Securities Law, 5728 – 1968: (a) for its own account; (b) for investment purposes only; and (c) not issued with a view to resale within the State of Israel, other than in accordance with the provisions of the Israeli Securities Law, 5728 – 1968; and (v) that it is willing to provide further evidence of its Qualified Investor status. Addressed Investors may have to submit written evidence in respect of their identity and may have to sign and submit a declaration containing, inter alia, the Addressed Investor’s name, address and passport number or Israeli identification number.

United Arab Emirates

This prospectus supplement is not intended to constitute an offer, sale or delivery of shares or other securities under the laws of the United Arab Emirates (the “UAE”). The shares have not been and will not be registered under Federal Law No. 4 of 2000 Concerning the Emirates Securities and Commodities Authority and the Emirates Security and Commodity Exchange, or with the UAE Central Bank, the Dubai Financial Market, the Abu Dhabi Securities Market or with any other UAE exchange.

The offering, the shares and interests therein have not been approved or licensed by the UAE Central Bank or any other relevant licensing authorities in the UAE, and do not constitute a public offer of securities in the UAE in accordance with the Commercial Companies Law, Federal Law No. 8 of 1984 (as amended) or otherwise.

In relation to its use in the UAE, this prospectus supplement is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not reproduced or used for any other purpose. The interests in the shares may not be offered or sold directly or indirectly to the public in the UAE.

LEGAL MATTERS

Wachtell, Lipton, Rosen & Katz, New York, New York will pass upon certain legal matters relating to the offering for us and Allen Overy Shearman Sterling US LLP, New York, New York will pass upon certain legal matters relating to the offering for the underwriters. Simpson Thacher & Bartlett, LLP, New York, New York is acting as legal counsel to the selling stockholder.

EXPERTS

The financial statements of The Charles Schwab Corporation as of December 31, 2023 and 2022, and for each of the three years in the period ended December 31, 2023, incorporated by reference in this prospectus supplement, and the effectiveness of The Charles Schwab Corporation’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

Prospectus

The Charles Schwab Corporation

Debt Securities

Preferred Stock

Depositary Shares

Common Stock

Purchase Contracts

Warrants

Units Consisting of Two or More Securities

The Charles Schwab Corporation from time to time may offer and sell debt securities, preferred stock, depositary shares, common stock, purchase contracts, warrants and units consisting of two or more of the securities being offered by this prospectus. Our debt securities, preferred stock, purchase contracts and warrants may be convertible into or exchangeable for shares of our common stock or other securities.

Our common stock is listed on the New York Stock Exchange and trades under the symbol “SCHW.”

We will provide the specific terms of any securities to be offered and the specific manner in which they may be offered in supplements to this prospectus. You should read this prospectus and the accompanying prospectus supplement or supplements carefully before you invest.

This prospectus may not be used to offer and sell any securities unless accompanied by a prospectus supplement for those securities.

These securities are not deposits or other obligations of any bank or savings association and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.

Investing in our securities involves risks. See “Risk Factors” on page 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Charles Schwab & Co., Inc. or any of our other affiliates may use this prospectus in a market-making transaction for any of the securities listed above or similar securities after their initial sale. Unless you are informed otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

The date of this prospectus is December 1, 2023

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the “SEC,” utilizing a “shelf” registration process. Under this shelf registration process, we may from time to time sell any combination of the securities described in this prospectus in one or more offerings. We may offer debt securities, preferred stock, depositary shares, common stock, purchase contracts and units consisting of two or more securities. We may also offer warrants to purchase debt securities or warrants to purchase or sell, or whose cash value is determined by reference to the performance level, or value of, one or more of:

•	securities of one or more issuers, including our common stock, preferred stock or depositary shares, other securities described in this prospectus or the debt or equity securities of third parties;

•	one or more currencies, currency units or composite currencies;

•	one or more commodities;

•	any other financial, economic or other measure or instrument, including the occurrence or non-occurrence of any event or circumstance; and

•	one or more indices or baskets of the items described in this paragraph.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of the securities being offered. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.” The prospectus supplement may also contain information about United States federal income tax considerations relating to the securities covered by the prospectus supplement.

References in this prospectus to “we,” “us” and “our” mean The Charles Schwab Corporation.

RISK FACTORS

Investing in our securities involves risks. Before making a decision to invest in any of our securities, you should carefully consider the risk factors incorporated by reference in this prospectus and any accompanying prospectus supplement, including the risks described under “Risk Factors” in our most recent Annual Report on Form 10-K, together with any changes contained in subsequently filed Quarterly Reports on Form 10-Q and other filings with the SEC. Additional risk factors specific to particular securities will be detailed in one or more supplements to this prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus and any accompanying prospectus supplements, including the documents incorporated by reference, contain not only historical information but also “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (referred to here as the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (referred to here as the “Exchange Act”). Forward-looking statements are identified by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may,” “estimate,” “appear,” “could,” “would,” “expand,” “aim,” “maintain,” “continue,” “seek,” and other similar expressions. These statements, which may be expressed in a variety of ways, including the use of future or present tense language, refer to future events. In addition, any statements that refer to expectations, projections, or other characterizations of future events or circumstances are forward-looking statements.

These forward-looking statements, which reflect management’s beliefs, objectives and expectations as of the date of this prospectus, the prospectus supplement, or in the case of any documents incorporated by reference, as of the date of those documents, are estimates based on the best judgment of our senior management. Achievement of the expressed beliefs, objectives and expectations described in these statements is subject to certain risks and uncertainties that could cause actual results to differ materially from the expressed beliefs, objectives and expectations. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus, the prospectus supplement or, in the case of documents incorporated by reference, as of the date of those documents.

You should refer to our periodic and current reports filed with the SEC or to the applicable prospectus supplement for specific risks which could cause actual results to be significantly different from those expressed or implied by these forward-looking statements, including risks described in the “Risk Factors” section. See “Where You Can Find More Information” in this prospectus for information about how to obtain copies of our periodic and current reports.

Statements in this prospectus, any prospectus supplement, and any documents incorporated by reference speak only as of the date on which those statements are made, and we undertake no obligation to update any statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the SEC relating to the securities offered by this prospectus. This prospectus is a part of that registration statement and does not include all of the information in the registration statement.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. Our reports on Forms 10-K, 10-Q and 8-K, and amendments to those reports, are also available to download, free of charge, as soon as reasonably practicable after these reports are filed with the SEC, at our corporate website at www.aboutschwab.com. The website addresses of the SEC and us are included as inactive textual references only, and the information contained on those websites is not a part of this prospectus supplement or the accompanying prospectus.

The SEC allows us to “incorporate by reference” into this prospectus information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus. Information that we file later with the SEC will automatically update and supersede this information. In all cases, you should rely on the later information over earlier information included in this prospectus.

We incorporate by reference the documents listed below and any future filings we make with the SEC after the date of this prospectus under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until our offering is completed, other than, in each case, documents or portions of documents furnished and not filed:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2022;

•	Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2023, June 30, 2023 and September 30, 2023;

•	Current Reports on Form 8-K filed on January 31, 2023, May 5, 2023, May 19, 2023, May 22, 2023, August 21, 2023, August 24, 2023 and November 17, 2023; and

•

The description of our common stock contained in Exhibit 4.11 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, and any amendment or report filed for the purpose of updating that description.

You may request a copy of these filings at no cost, by writing, telephoning or sending an email to us at the following address:

The Charles Schwab Corporation

211 Main Street

San Francisco, California 94105

Attention: Investor Relations

Telephone: (415) 667-7000

Email: investor.relations@schwab.com

THE CHARLES SCHWAB CORPORATION

The Charles Schwab Corporation was incorporated in 1986, and we engage, through our subsidiaries, in wealth management, securities brokerage, banking, asset management, custody and financial advisory services.

We are a savings and loan holding company and are subject to supervision and regulation by the Board of Governors of the Federal Reserve System (the “Federal Reserve”). We are dependent upon the earnings and cash flow of our subsidiaries to meet our obligations. Our rights and the rights of our creditors, including the holders of debt securities, to participate in the assets of any of our subsidiaries upon the subsidiary’s liquidation or reorganization will be subject to the prior claims of the subsidiary’s creditors except to the extent that we may ourselves be a creditor with recognized claims against the subsidiary.

Our principal executive office is located at 3000 Schwab Way, Westlake, Texas 76262. Our telephone number is (817) 859-5000. Our corporate Internet website is http://www.aboutschwab.com. We have included our website address as an inactive textual reference only, and none of the information contained in or that can be accessed through our website is a part of this prospectus.

USE OF PROCEEDS

Unless otherwise described in the applicable prospectus supplement, we will use the net proceeds from the sale of the offered securities for general corporate purposes. General corporate purposes include working capital, capital expenditures, purchasing securities to augment liquidity, investments in or loans to our subsidiaries, refinancing or repayment of debt, including outstanding commercial paper and other short-term indebtedness, if any, redemption or repurchase of our outstanding securities, funding of possible acquisitions and satisfaction of other obligations.

DESCRIPTION OF DEBT SECURITIES

The debt securities will be either senior debt securities or subordinated debt securities and will be issued in one or more series under one or more separate indentures between us and a trustee. Senior debt securities will be issued under a senior indenture and subordinated debt securities will be issued under a subordinated indenture, which currently are forms and may be entered into at a later date and each shall be governed by New York law (the “Senior Indenture” and the “Subordinated Indenture,” respectively, and together, the “indentures”). Except as otherwise set forth in the applicable prospectus supplement, The Bank of New York Mellon Trust Company, N.A. will be the trustee under the indentures (the forms of which are exhibits to the registration statement). The Bank of New York Mellon Trust Company, N.A. serves as trustee for our senior indebtedness outstanding as of the date of this prospectus. The debt securities may provide that they may be convertible into or exchangeable for shares of our common stock or other securities. When we refer to the “trustee,” we mean both the senior trustee and the subordinated trustee unless we indicate otherwise. Each indenture is qualified under the Trust Indenture Act, and the terms of the debt securities will include those stated in the applicable indenture and those made part of the indenture by reference to the Trust Indenture Act.

This section of the prospectus summarizes certain terms of the indentures and the debt securities to be offered by any prospectus supplement. It is not complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the respective indentures as they may be amended or supplemented, including the definitions of terms, and the Trust Indenture Act. The material terms of the debt securities offered by any prospectus supplement will be described in the prospectus supplement relating to the offered securities. The terms of any series of debt securities may differ from the terms described below. For additional information, you should look at the applicable indenture and certificates evidencing the applicable debt security that is filed (or incorporated by reference) as an exhibit to the registration statement that includes this prospectus. We encourage you to read these indentures.

General

We may issue the debt securities from time to time, without limitation as to aggregate principal amount, and in one or more series. We are not limited as to the amount of debt securities that we may issue under the indentures. Unless otherwise provided in a prospectus supplement, a series of debt securities may be reopened to issue additional debt securities of such series. This section summarizes the terms of the debt securities that are common to all series, whether senior or subordinated. Unless otherwise provided for in the prospectus supplement, the debt securities will not be secured by any of our property or assets. All of the discussions below are subject to, and qualified by, the information contained in the applicable prospectus supplement.

We may issue debt securities upon the satisfaction of conditions contained in the indentures. Most of the material financial and other specific terms of the debt securities of your series will be described in the prospectus supplement relating to your series, including:

•	the title of your series of debt securities;

•	any limit on the aggregate principal amount or initial offering price of your series of debt securities;

•	the date or dates on which your series of debt securities will mature;

•	the price or prices at which your series of debt securities will be issued;

•	the annual rate or rates (which may be fixed or variable) at which your series of debt securities will bear interest, if any, and the date or dates from which the interest, if any, will accrue;

•	the dates on which interest, if any, on your series of debt securities will be payable and the regular record dates for those interest payment dates;

•	the place where the principal and interest are payable;

•	the person to whom interest is payable if other than the registered holder on the record date;

•	any mandatory or optional sinking funds or analogous provisions or provisions for mandatory or optional redemption;

•

the date, if any, after which and the price or prices at which your series of debt securities may, in accordance with any optional or mandatory redemption provisions, be redeemed and the other detailed terms and provisions of any such optional or mandatory redemption provision;

•	if other than denominations of $1,000 and any integral multiple thereof, the denomination in which your series of debt securities will be issuable;

•	any events of default in addition to those in the indenture;

•	any other covenant or warranty in addition to those in the indenture;

•

if debt securities are sold for one or more foreign currencies or foreign currency units, or principal, interest or premium are payable in foreign currencies or foreign currency units, the restrictions, elections, tax consequences and other information regarding the issue and currency or currency units;

•	the currency of payment of principal, premium, if any, and interest on your series of debt securities if other than in United States dollars;

•	any index or formula used to determine the amount of payment of principal of, premium, if any, and interest on your series of debt securities;

•	the portion of the principal amount that will be payable upon acceleration of maturity, if other than the entire principal amount;

•

if the principal amount payable at a stated maturity will not be determinable as of any date prior to stated maturity, the amount or method of determining the amount which will be deemed to be the principal amount;

•	any paying agents, authenticating agents, security registrars or other agents for the debt;

•	the applicable discharge, defeasance and covenant defeasance provisions;

•	whether any debt securities will be certificated securities or will be issued in the form of one or more global securities and the depositary for the global security or securities;

•	whether your series of debt securities are subordinated debt securities or senior debt securities;

•	if your series of debt securities are subordinated debt securities, whether the subordination provisions summarized below or different subordination provisions will apply;

•

if debt securities are sold bearing no interest or below market interest, known as “original issue discount” securities, the amount payable upon acceleration and special tax, accounting and other considerations;

•	the convertibility or exchangeability, if any, of your series of debt securities into any other debt or equity securities; and

•	any other material terms of your series of debt securities.

The terms may vary from the terms described here. This summary is qualified by reference to the description of the terms of your series to be described in the prospectus supplement.

Prospective purchasers of debt securities should be aware that special federal income tax, accounting and other considerations may be applicable to instruments such as the debt securities. The prospectus supplement relating to an issue of debt securities will describe these considerations, if they apply.

A debt security may be an original issue discount debt security. A debt security of this type is issued at a price lower than its principal amount and provides that, upon redemption or acceleration of its maturity, an amount less than its principal amount will be payable. An original issue discount debt security may be a zero coupon debt security. A debt security issued at a discount to its principal may, for U.S. federal income tax purposes, be considered to be issued with original issue discount. If we issue an original issue discount debt security, the prospectus supplement will contain a description of the U.S. federal income tax consequence related to the issuance.

Senior Debt

Our senior debt securities will be issued under the Senior Indenture and will rank equally with all of our other unsecured and unsubordinated debt, including that issued and outstanding under our Senior Indenture, dated as of June 5, 2009, between us and The Bank of New York Mellon Trust Company, N.A.

Subordinated Debt

We may issue subordinated debt securities under the subordinated debt indenture. Subordinated debt securities will be subordinate and junior in right of payment to all of our “senior indebtedness.”

In some circumstances relating to our liquidation, dissolution, winding-up, reorganization, insolvency or similar proceedings, the holders of all senior indebtedness will be entitled to receive payment in full before the holders of the subordinated debt securities will be entitled to receive any payment on the subordinated debt securities.

In addition, we are prohibited from making payments on the subordinated debt securities in the event:

•	there is a default in any payment or delivery on any senior indebtedness; or

•	there is an event of default on any senior indebtedness which permits the holders of the senior indebtedness to accelerate the maturity of the senior indebtedness.

By reason of this subordination in favor of the holders of senior indebtedness, in the event of an insolvency, our creditors who are not holders of senior indebtedness may recover less, proportionately, than holders of senior indebtedness.

Unless otherwise specified in a prospectus supplement, “senior indebtedness” will include the principal of and premium, if any, and interest on our senior indebtedness, whether outstanding on the date of the subordinated debt indenture or later created, that is:

•	for money that we borrowed, including capitalized lease obligations;

•	for money borrowed by others and guaranteed, directly or indirectly, by us; or

•	secured and unsecured purchase money indebtedness or indebtedness secured by property at the time of our acquisition of the property for the payment of which we are directly or contingently liable.

Senior indebtedness also includes all deferrals, renewals, extensions and refundings of and amendments, modifications and supplements to the senior indebtedness described in the preceding sentence.

Senior indebtedness does not include:

•	our indebtedness to any of our subsidiaries for money borrowed or advances from any subsidiary;

•	the subordinated debt securities; or

•

any indebtedness if the terms creating or evidencing the indebtedness expressly provide that the indebtedness is not superior in right of payment to the subordinated debt securities and/or that the indebtedness is not superior in right of payment to any of our other indebtedness that is equal to or subordinated to the subordinated debt securities in right of payment.

“Indebtedness” is obligations of, or guaranteed or assumed by, us for borrowed money or evidenced by bonds, debentures, notes or other similar instruments, including capitalized lease obligations.

The indenture does not limit the amount of senior debt that we are permitted to have, and we may in the future incur additional senior debt.

Restrictive Covenants

Neither of the indentures contains any significant financial or restrictive covenants, including covenants restricting either us or any of our subsidiaries from issuing, assuming or guaranteeing any indebtedness secured by a lien on any of our subsidiaries’ property or capital stock, or restricting us or any of our subsidiaries from entering into sale and leasehold transactions. The prospectus supplement relating to a series of debt securities may describe restrictive covenants, if any, to which we may be bound under the applicable indenture.

Legal Ownership of Debt Securities

We refer to those who have debt securities registered in their own names, on the books that we or the trustee maintain for this purpose, as “holders” of those debt securities. These persons are the legal holders of the debt securities. We refer to those who, indirectly through others, own beneficial interests in the debt securities that are not registered in their own name as indirect holders. As discussed under the heading “Global Securities,” indirect holders are not legal holders, and investors in debt securities issued in book-entry form or in street name will be indirect holders.

Additional Mechanics

Form, Exchange and Transfer. Unless otherwise indicated in the prospectus supplement, the debt securities will be issued:

•	only in fully registered form;

•	without interest coupons; and

•	in denominations of $1,000 and any integral multiple of $1,000.

You may have your debt securities broken into more debt securities of permitted smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. This is called an “exchange.”

The entity performing the role of maintaining the list of registered direct holders is called the “security registrar.” It will also perform exchanges and transfers. You may exchange or transfer debt securities at the office of the security registrar.

You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will only be made if the security registrar is satisfied with your proof of ownership.

In the event of any partial redemption of debt securities of any series, we will not be required to:

•

issue, register the transfer of, or exchange, any debt security of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any debt security of that series selected for redemption, in whole or in part, except the unredeemed portion being redeemed in part.

Unless otherwise indicated in a prospectus supplement, the trustee will act as the securities registrar and we will appoint an office or agency in New York City for you to transfer or exchange debt securities having New York as the place of payment.

Payment and Paying Agents. We will pay interest, principal and any other money due on the debt securities at payment offices that we designate. These offices are called paying agents. You must make arrangements to have your payment paid by wire or picked up at that office. We may also choose to pay interest by mailing checks to the address specified in the security register.

We will pay interest to you if at the close of business on a particular day in advance of each due date for interest you are a direct holder, even if you no longer own the debt security on the interest due date. That particular day is called the “regular record date” and will be stated in the prospectus supplement. Holders buying and selling debt securities must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the one who is the registered holder on the regular record date. The most common manner is to adjust the sales price of the debt securities to pro rate interest fairly between buyer and seller. This pro-rated interest is called “accrued interest.”

All moneys paid by us to a paying agent for payment on any debt security which remain unclaimed for a period ending the earlier of:

•	10 business days prior to the date the money would be turned over to the applicable state; or

•	at the end of two years after such payment was due, will be repaid to us. Thereafter, the holder may look only to us for payment.

Indirect holders should consult their banks or brokers for information on how they will receive payment.

Notices

Notices to be given to holders of a global security will be given only in accordance with the policies of the depositary, as described in part under “Global Securities.” Notices to be given to holders of debt securities not in global form will be sent by mail to the address of the holder appearing in the trustee’s records. Indirect holders should consult their banks or brokers for information on how they will receive notice.

No Personal Liability of Directors, Officers, Employees and Stockholders

No incorporator, stockholder, employee, agent, officer, director or subsidiary of ours will have any liability for any obligations of ours, or because of the creation of any indebtedness under the debt securities, the indentures or supplemental indentures. The indentures provide that all such liability is expressly waived and released as a condition of, and as a consideration for, the execution of such indentures and the issuance of the debt securities.

Ranking

Unless otherwise provided in the prospectus supplement, the debt securities are not secured by any of our property or assets. Accordingly, your ownership of debt securities means you are one of our unsecured creditors. The senior debt securities are not subordinated to any of our other debt obligations, and therefore they rank equally with all of our other unsecured and unsubordinated indebtedness. The subordinated debt securities are subordinated to some of our existing and future debt and other liabilities.

Conversion or Exchange

If and to the extent indicated in the applicable prospectus supplement, a series of debt securities may be convertible or exchangeable into other debt securities or common stock, preferred stock or depositary shares. The specific terms on which any series may be so converted or exchanged will be described in the applicable prospectus supplement. These terms may include provisions for conversion or exchange, whether mandatory, at the holder’s option or at our option, in which case the amount or number of securities the debt security holders would receive would be calculated at the time and in the manner described in the applicable prospectus supplement.

Regarding the Trustee

The trustee under either indenture will be named in the prospectus supplement. We and some of our subsidiaries may conduct transactions with the trustee in the ordinary course of business and the trustee and their affiliates may conduct transactions with us and our subsidiaries.

Governing Law

The Senior Indenture and the Subordinated Indenture, and the senior and subordinated debt securities issued thereunder, will be, governed by and construed in accordance with the laws of the State of New York unless otherwise provided in any prospectus supplement.

DESCRIPTION OF PREFERRED STOCK

This section of the prospectus contains a description of the general terms of the preferred stock that we may issue. Other terms of any series of preferred stock will be described in the prospectus supplement relating to that series of preferred stock. The terms of any series of preferred stock may differ from the terms described below.

In addition to the provisions of the preferred stock described below and in any prospectus supplement, you should also refer to our certificate of incorporation and the documents that will be filed with the SEC in connection with the offering of a series of preferred stock.

General

Our certificate of incorporation permits our board of directors to authorize the issuance of up to 9,940,000 shares of preferred stock, par value $0.01 per share, in one or more series. As of November 20, 2023, we have issued and outstanding 1,429,785 shares of preferred stock.

Our board of directors has the authority to divide the preferred stock into series and determine the designation and the rights and preferences of each series. Therefore, without stockholder approval, our board of directors can authorize the issuance of preferred stock with voting, conversion and other rights that could dilute the voting power and other rights of our common stockholders.

The preferred stock will have the terms described below unless otherwise provided in the prospectus supplement relating to a particular series of the preferred stock. You should read the prospectus supplement relating to the particular series of preferred stock being offered for specific terms, including:

•	the series designation of the preferred stock and the number of shares offered;

•	the amount of liquidation preference per share;

•	the dividend rate or method of determining that rate;

•	the date on which dividends will be paid;

•	voting rights;

•	the price at which the preferred stock will be issued;

•	dividend rights (which may be cumulative or noncumulative);

•	any redemption or sinking fund provisions;

•	any provisions relating to convertibility or exchangeability of the preferred stock into shares of our common stock or other securities;

•	the relative seniority and rank of the series with respect to other series then or thereafter issued;

•	whether we have elected to offer depositary shares as described under “Description of Depositary Shares”; and

•	any other rights, preferences, privileges, limitations, options and restrictions and special or relative rights, if any, on the preferred stock.

The preferred stock will, when issued, be fully paid and non-assessable. The rights of holders of shares of each series of preferred stock will be subordinate to those of our general creditors.

As described under “Description of Depositary Shares,” we may, at our option, with respect to any series of the preferred stock, elect to offer fractional interests in shares of preferred stock, and provide for the issuance of depositary receipts representing depositary shares, each of which will represent a fractional interest in a share of the series of the preferred stock. The fractional interest will be specified in the prospectus supplement relating to a particular series of the preferred stock.

Rank

Any series of the preferred stock will, with respect to the priority of the payment of dividends and the priority of payments upon liquidation, winding-up and dissolution, rank:

•

senior to all classes of common stock and all equity securities issued by us the terms of which specifically provide that the equity securities will rank junior to the preferred stock (the junior securities);

•	equally with all equity securities issued by us the terms of which specifically provide that the equity securities will rank equally with the preferred stock (the parity securities); and

•	junior to all equity securities issued by us the terms of which specifically provide that the equity securities will rank senior to the preferred stock.

Dividends

Holders of the preferred stock of each series will be entitled to receive, when, as and if declared by our board of directors, cash dividends at the rates and on the dates described in the prospectus supplement. Different series of preferred stock may be entitled to dividends at different rates or based on different methods of calculation. The dividend rate may be fixed or variable or both. Dividends will be payable to the holders of record as they appear on our stock books on record dates fixed by our board of directors, as specified in the applicable prospectus supplement.

Dividends on any series of the preferred stock may be cumulative or noncumulative, as described in the applicable prospectus supplement. If our board of directors does not declare a dividend payable on a dividend payment date on any series of noncumulative preferred stock, then the holders of that noncumulative preferred stock will have no right to receive a dividend for that dividend payment date, and we will have no obligation to pay the dividend accrued for that period, whether or not dividends on that series are declared payable on any future dividend payment dates. Dividends on any series of cumulative preferred stock will accrue from the date we initially issue shares of such series or such other date specified in the applicable prospectus supplement.

Unless otherwise specified in the prospectus supplement, no full dividends may be declared or paid or funds set apart for the payment of any dividends on any parity securities unless dividends have been paid or set apart for payment on the preferred stock. If full dividends are not paid, the preferred stock will share dividends pro rata with the parity securities. No dividends may be declared or paid or funds set apart for the payment of dividends on any junior securities unless full cumulative dividends for all dividend periods terminating on or prior to the date of the declaration or payment will have been paid or declared and a sum sufficient for the payment set apart for payment on the preferred stock. The prospectus supplement for non-cumulative preferred stock may set forth certain restrictions on payments of dividends, or on setting aside funds for payment of dividends on junior securities if dividends on the non-cumulative preferred stock are not paid. Our ability to pay dividends on our preferred stock is subject to policies established by our regulators and our meeting the requirements of Delaware corporate law with regard to the payment of dividends.

Rights Upon Liquidation

If we dissolve, liquidate or wind up our affairs, either voluntarily or involuntarily, the holders of each series of preferred stock will be entitled to receive, before any payment or distribution of assets is made to holders of junior securities, liquidating distributions in the amount described in the prospectus supplement relating to that series of preferred stock, plus an amount equal to accrued and unpaid dividends. If the amounts payable with respect to the preferred stock of any series and any other parity securities are not paid in full, the holders of the preferred stock of that series and of the parity securities will share proportionately in the distribution of our assets in proportion to the full liquidation preferences to which they are entitled. After the holders of preferred stock and the parity securities are paid in full, unless otherwise provided in the prospectus supplement, they will have no right or claim to any of our remaining assets.

Redemption

A series of the preferred stock may be redeemable, in whole or in part, at our option and subject to policies established by our regulators. In addition, a series of preferred stock may be subject to mandatory redemption pursuant to a sinking fund or otherwise. The redemption provisions that may apply to a series of preferred stock, including the redemption dates and the redemption prices for that series, will be described in the prospectus supplement.

In the event of partial redemptions of preferred stock, whether by mandatory or optional redemption, our board of directors will determine the method for selecting the shares to be redeemed, which may be by lot or pro rata or by any other method determined to be equitable.

On or after a redemption date, unless we default in the payment of the redemption price, dividends will cease to accrue on shares of preferred stock called for redemption. In addition, all rights of holders of the shares will terminate except for the right to receive the redemption price.

Voting Rights

Unless otherwise described in the applicable prospectus supplement, holders of the preferred stock will have no voting rights except as discussed below, set forth in the prospectus supplement or as otherwise required by law or in our certificate of incorporation.

Under regulations adopted by the Federal Reserve, if the holders of any series of preferred stock are or become entitled to vote for the election of directors, such series will be deemed a “class of voting securities” and a company holding 25% or more of the series, or in certain circumstances a lesser percentage if it otherwise exercises a “controlling influence” over us, may then be subject to regulation as a savings and loan holding company in accordance with the Home Owners’ Loan Act of 1933, as amended (the “HOLA”). In addition, at the time the series is deemed a class of voting securities,

•	any other savings and loan holding company is required to obtain the prior approval of the Federal Reserve to acquire or retain more than 5% of that series;

•	a banking holding company is required to obtain the prior approval of the Federal Reserve to acquire or retain more than 5% of that series under the Bank Holding Company Act of 1956 (“BHC Act”); and

•

any other persons (or group of persons acting in concert) other than a savings and loan holding company may be required to obtain the prior non-objection of the Federal Reserve to acquire or retain 10% or more of that series.

In addition, as described under “Description of Common Stock,” the requirements of Delaware law and the provisions of our certificate of incorporation may have an effect of delaying or preventing a change of control of The Charles Schwab Corporation in some circumstances.

Exchangeability and Convertibility

The prospectus supplement relating to any series of preferred stock will state the terms, if any, on which shares of that series are convertible into or exchangeable for shares of our common stock or other securities.

Transfer Agent and Registrar

The transfer agent, dividend and redemption price disbursement agent and registrar for shares of each series of preferred stock will be named in the applicable prospectus supplement.

DESCRIPTION OF DEPOSITARY SHARES

General

We may, at our option, elect to offer fractional shares of preferred stock, which we call depositary shares, rather than full shares of preferred stock. If we do, we will issue to the public receipts, called depositary receipts, for depositary shares, each of which will represent a fraction, to be described in the prospectus supplement, of a share of a particular series of preferred stock.

The shares of any series of preferred stock represented by depositary shares will be deposited with a depositary named in the prospectus supplement under a depositary agreement. Unless otherwise provided in the prospectus supplement, each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in a share of preferred stock represented by the depositary share, to all the rights and preferences of the preferred stock represented by the depositary share. Those rights may include dividend, voting, redemption, conversion and liquidation rights.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions received in respect of the preferred stock to the record holders of depositary shares in proportion to the number of depositary shares owned by those holders.

If there is a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders.

Withdrawal of Stock

Unless the related depositary shares have been previously called for redemption, upon surrender of the depositary receipts at the office of the depositary and complying with any other requirement of the depositary agreement, the holder of the depositary shares will be entitled to delivery, at the office of the depositary to or upon his or her order, of the number of whole shares of the preferred stock and any money or other property represented by the depositary shares. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the depositary will deliver to the holder at the same time a new depositary receipt evidencing the excess number of depositary shares. In no event will the depositary deliver fractional shares of preferred stock upon surrender of depositary receipts.

Redemption of Depositary Shares

If we redeem shares of preferred stock held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing shares of the preferred stock so redeemed, so long as we have paid in full to the depositary the redemption price of the preferred stock to be redeemed. The redemption price per depositary share will be equal to the redemption price and any other amounts per share payable on the preferred stock multiplied by the fraction of a share of preferred stock represented by one depositary share. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata or by any other equitable method as may be determined by the depositary.

After the date fixed for redemption, depositary shares called for redemption will no longer be deemed to be outstanding and all rights of the holders of depositary shares will cease, except the right to receive the moneys payable upon redemption and any money or other property to which the holders of the depositary shares were entitled upon redemption, upon surrender to the depositary of the depositary receipts evidencing the depositary shares.

Voting the Preferred Stock

Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary receipts relating to that preferred stock. The record date for the depositary receipts relating to the preferred stock will be the same date as the record date for the preferred stock. Each record holder of the depositary shares on the record date will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the number of shares of preferred stock represented by that holder’s depositary shares. The depositary will endeavor, insofar as practicable, to vote the number of shares of preferred stock represented by the depositary shares in accordance with those instructions, and we will agree to take all action which may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will not vote any shares of preferred stock except to the extent it receives specific instructions from the holders of depositary shares representing that number of shares of preferred stock.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and any other charges as are expressly provided in the depositary agreement to be for their accounts.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering to us a notice of its election to do so, and we may remove the depositary at any time. Any resignation or removal of the depositary will take effect upon our appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Notices

The depositary will forward to holders of depositary receipts all reports and other communications from us that we deliver to the depositary and which we are required to furnish to the holders of the preferred stock.

Limitation of Liability

Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our obligations. Our obligations and those of the depositary will be limited to performance in good faith of our and its duties under the depositary agreement. We and the depositary will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, on information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

DESCRIPTION OF COMMON STOCK

General

We have 3,000,000,000 shares of authorized common stock, par value $0.01 per share, of which 1,772,449,738 shares were outstanding as of November 20, 2023. We also have authorized nonvoting common stock, par value $0.01 per share, which we are not registering pursuant to this registration statement. Our nonvoting common stock was issued to an affiliate of The Toronto-Dominion Bank in connection with our acquisition of TD Ameritrade Holding LLC. Holders of our common stock, together with the holders of our nonvoting common stock, are entitled to receive dividends when, as and if declared by our board of directors out of any funds legally available for dividends. Holders of our common stock and holders of our nonvoting common stock are also entitled, upon our liquidation, and after claims of creditors and any class or series of preferred stock outstanding at the time of liquidation, to receive a pro rata distribution of our net assets. We pay dividends on our common stock and nonvoting common stock only if we have paid or provided for all dividends on any outstanding series of preferred stock, for the then current period and, in the case of any cumulative preferred stock, all prior periods. Our nonvoting common stock has the same rights and privileges as, and ranks equally and shares proportionately with, and is identical in all respects as to all matters to, the common stock, except that the nonvoting common stock has no voting rights other than voting rights required by law.

Our preferred stock will have preference over our common stock with respect to the payment of dividends and the distribution of assets in the event of our liquidation or dissolution. Our preferred stock also will also have such other preferences as may be fixed by our board of directors.

Holders of our common stock are entitled to one vote for each share that they hold and are vested with all of the voting power of our capital stock, except as our board of directors may provide with respect to any class or series of preferred stock issued after the date of this prospectus. See “Description of Preferred Stock.” Our certificate of incorporation provides for a classified board but does not provide for cumulative voting. Shares of our common stock are not redeemable, and have no subscription, conversion or preemptive rights.

Our common stock is listed on the New York Stock Exchange. Outstanding shares of our common stock are fully paid and non-assessable.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Equiniti Trust Company, LLC.

Restrictions on Ownership

Under the HOLA, any “savings and loan holding company,” as defined in the HOLA, is required to obtain the approval of the Federal Reserve prior to the acquisition of more than 5% of our common stock. Under the BHC Act, a bank holding company is required to receive the Federal Reserve’s approval prior to acquiring more than 5% of our common stock. Any other person (or group of persons acting in concert), other than a savings and loan holding company, may be required to obtain prior non-objection of the Federal Reserve to acquire 10% or more of our common stock. Any company holding more than 25% of our common stock or total equity, or that otherwise exercises a “controlling influence” over us, is subject to regulation as a savings and loan holding company under the HOLA.

Business Combination Statute

Under Delaware law, a corporation is prohibited from engaging in any business combination with any interested stockholder, defined as the beneficial owner of 15% or more of the voting power of the corporation, for a period of three years following the date that such stockholder became an interested stockholder, unless:

•	prior to that date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation; or

•

on or subsequent to that date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Under Delaware law, a corporation has the option to opt-out of the above business combination statute. Neither our Certificate of Incorporation nor our Bylaws excludes us from the restrictions imposed by this provision.

Supermajority Vote Requirement

Our Certificate of Incorporation requires the approval of a supermajority of our stockholders for some business combinations with interested stockholders. Our Certificate of Incorporation defines an interested stockholder as a person, partnership or group which directly or indirectly beneficially owns more than 15% of the voting power of our outstanding shares, or an affiliate or associate of a 15% owner. Notwithstanding any lesser percentage permitted by law, under our Certificate of Incorporation, 80% of the voting power of our stockholders, voting together as a single class, must approve any of the following business combinations:

•	a merger of CSC or any of our subsidiaries with an interested stockholder or an affiliate or associate of an interested stockholder;

•	any sale to an interested stockholder of assets of CSC or one of our subsidiaries, if those assets have a fair market value of $5,000,000 or more;

•	any sale to CSC or any of our subsidiaries of assets of the interested stockholder, if those assets have a fair market value of $5,000,000 or more;

•

the issuance or transfer by CSC or any of our subsidiaries of any of our securities or any securities of our subsidiaries to an interested stockholder, unless the fair market value of the property received has a fair market value of less than $5,000,000;

•

any reclassification of our securities, any merger or consolidation with any of our subsidiaries, or any similar transaction which has the effect, directly or indirectly, of increasing the proportionate amount of the outstanding shares of any class of equity securities of CSC or any of our subsidiaries which is directly or indirectly owned by any interested shareholder or its affiliate or associate; or

•	the adoption of any plan or proposal for the liquidation or dissolution of CSC.

The supermajority vote requirement does not apply to business combinations approved by a majority of disinterested directors. A disinterested director is any member of our board who:

•	is not an interested stockholder;

•	is not an affiliate or a representative of an interested stockholder;

•	is not a party to an agreement or arrangement with an interested stockholder to act in concert with that interested stockholder to direct our management or policies; and

•

either was a member of our board before the interested stockholder became an interested stockholder or was nominated to succeed a disinterested director by a majority of the disinterested directors; provided that, this requirement does not apply if the business combination involves a party that was an interested stockholder of CSC on July 30, 1987.

The supermajority requirement does not apply to business combinations meeting fair price and procedural requirements set forth in our Certificate of Incorporation.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts, representing contracts obligating holders to purchase from or sell to us, or obligating us to purchase from or sell to the holders, a specified or variable number of shares of our common stock, preferred stock, depositary shares or other securities that may be sold under this prospectus, as applicable, at a future date or dates. The price per share of common stock or preferred stock or per depositary share or the price of the other securities, as applicable, may be fixed at the time the purchase contracts are entered into or may be determined by reference to a specific formula contained in the purchase contracts. We may issue purchase contracts in amounts and in as many distinct series as we wish, and the contracts may be put or call options, forward contracts, futures contracts or other types of contracts. The purchase contracts may be issued separately or as part of units. The purchase contracts may require us to make periodic payments to the holders of the purchase contracts, or vice versa, and these payments may be unsecured or prefunded and may be paid on a current or on a deferred basis. The purchase contracts may require holders to secure their obligations under those contracts in a specified manner. Any purchase contract may include anti-dilution provisions to adjust the number of shares issuable pursuant to the purchase contract upon the occurrence of specified events.

The applicable prospectus supplement may contain, where applicable, the following information about the purchase contracts issued under it:

•

whether the purchase contracts obligate the holder to purchase or sell, or both purchase and sell, our common stock, preferred stock, depositary shares or other securities, as applicable, and the nature and amount of each of those securities, or the method of determining those amounts;

•	whether the purchase contracts are to be prepaid or not;

•	whether the purchase contracts are to be settled by delivery, or by reference or linkage to the value, performance or level of our common stock, preferred stock, depositary shares or other securities;

•	any acceleration, cancellation, termination or other provisions relating to the settlement of the purchase contracts;

•	whether the purchase contracts will be issued in fully registered or global form; and

•	any other terms of the purchase contracts.

The description in the prospectus supplement will not necessarily be complete and will be qualified in its entirety by the purchase contracts, and, if applicable, collateral arrangements and depositary arrangements, relating to the purchase contracts.

DESCRIPTION OF WARRANTS

We may issue warrants that are either debt warrants or universal warrants. We may offer warrants separately or together with one or more additional securities, including other warrants, or any combination of those securities in the form of units, as described in the applicable prospectus supplement. We may issue warrants in any amounts or in as many distinct series as we determine. Below is a description of some general terms and provisions of the warrants that we may offer. Further terms of the warrants will be described in the applicable prospectus supplement.

Description of Debt Warrants

Debt warrants are rights for the purchase of debt securities. Debt warrants may be issued independently or together with our other securities and may be attached to, or separate from, our other securities. Any debt warrant agreement will be filed as an exhibit to or incorporated by reference in the registration statement. If debt warrants are offered, the prospectus supplement will describe the terms of the debt warrants, including:

•	the offering price;

•	the designation, aggregated stated principal amount and terms of the debt securities purchasable upon exercise of the warrants;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•

the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if you may not continuously exercise the warrants throughout that period, the specific date or dates on which you may exercise the warrants;

•	whether the warrants will be issued in global or certificated form;

•	if applicable, a discussion of some of the United States federal income tax consequences;

•	the identity of any warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars or other agents;

•	the proposed listing, if any, of the warrants or any securities purchasable upon exercise of the warrants on any securities exchange;

•	the designation, aggregate principal amount, currency and terms of the debt securities that may be purchased upon exercise of the warrants;

•	if applicable, the designation and terms of the debt securities;

•	if applicable, the date after which the warrants and the related debt securities will be separately transferable;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	the anti-dilution provisions of the warrants, if any;

•	any redemption or call provisions;

•	whether the warrants are to be sold separately or with other securities as parts of units; and

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Description of Universal Warrants

Universal warrants are rights for the purchase or sale of, or whose cash value is determined by reference to the performance, level or value of, one or more of the following:

•	securities of one or more issuers, including our common stock, preferred stock, depositary shares or other securities described in this prospectus or the debt or equity securities of third parties;

•	one or more currencies or currency units;

•	one or more commodities;

•	any other financial, economic or other measure or instrument, including the occurrence or non-occurrence of any event or circumstance; and

•	one or more of the indices or baskets of the items described above.

Universal warrants may be issued independently or together with other securities offered by any prospectus supplement and may be attached to or separate from the other securities. Any universal warrant agreement will be filed as an exhibit to or incorporated by reference in the registration statement.

If universal warrants are offered, the prospectus supplement will describe the terms of the universal warrants, including the following:

•	the offering price;

•	the title and aggregated number of the warrants;

•	the nature and amount of the warrant property that the warrants represent the right to buy or sell;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	whether the warrants are put warrants or call warrants, including in either case whether the warrants may be settled by means of net cash settlement or cashless exercise;

•	whether the exercise price may be paid in cash or by exchange of the warrant property or both, the method of exercising the warrants and whether settlement will occur on a net basis or a gross basis;

•

the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if you may not continuously exercise the warrants throughout that period, the specific date or dates on which you may exercise the warrants;

•	if applicable, a discussion of certain of the United States federal income tax consequences;

•	whether the warrants and underlying securities will be listed on any securities exchange;

•	whether the warrants will be issued in global or certificated form;

•	a description of the terms of any warrant agreement to be entered into between us and a warrant agent that governs the warrants;

•	if applicable, the date after which the warrants and the related debt securities will be separately transferable;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	the anti-dilution provisions of the warrants, if any;

•	any redemption or call provisions;

•	whether the warrants are to be sold separately or with other securities as parts of units; and

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Modification

Except as set forth in the prospectus supplement, we and the warrant agent, if any, may amend the terms of any warrant agreement and the warrants without the consent of the holders of the warrants to cure any ambiguity, to correct any inconsistent provision or in any manner we deem necessary or desirable and which will not affect adversely the interests of the holders of the warrants. In addition, we may amend the warrant agreement, if any, and the terms of the warrants with the consent of the holders of a majority of the outstanding unexercised warrants affected; provided that, no modification to the warrants can change the exercise price, reduce the amounts receivable upon exercise, cancellation or expiration, shorten the time period during which the warrants may be exercised or otherwise materially and adversely affect the rights of the holders of the warrants or reduce the percentage of outstanding warrants required to modify or amend any warrant agreement or the terms of the warrants, without the consent of all of the affected holders.

Unsecured Obligations

Any warrants we issue will be our unsecured contractual obligations. No warrant agreement will be qualified as an indenture, and no warrant agent will be required to qualify as a trustee under the Trust Indenture Act. Holders of warrants issued under a warrant agreement will not have the protection of the Trust Indenture Act.

DESCRIPTION OF UNITS

General

We may issue units consisting of one or more securities. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. Units may also include debt obligations of third parties, such as United States Treasury securities. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time or at any time before a specified date.

If units are offered, the prospectus supplement will describe the terms of the units, including the following:

•

the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances the securities comprising the units may or may not be held or transferred separately;

•	the name of any unit agent;

•	a description of the terms of any unit agreement to be entered into between us and any unit agent that governs the units;

•	whether the units are to be prepaid or not;

•	whether the units will be listed on any securities exchange;

•	whether the units will be issued in fully registered or global form; and

•	a description of any provisions for the payment, settlement, transfer or exchange of the units or the securities comprising the units.

Modification

Except as described in the prospectus supplement, we and the unit agent, if any, may amend the terms of any unit agreement and the units without the consent of the holders of the units to cure any ambiguity, to correct any inconsistent provision or in any manner we deem necessary or desirable and which will not affect adversely the interests of the holders of the units. In addition, we may amend the unit agreement, if any, and the terms of the units with the consent of the holders of a majority of the outstanding unexpired units affected; provided that, no modification to the units can materially and adversely affect the rights of the holders of the units or reduce the percentage of outstanding units required to modify or amend any unit agreement or the terms of the units, without the consent of all of the affected holders.

Unsecured Obligations

Any units we issue will be our unsecured contractual obligations. No unit agreement will be qualified as an indenture, and no unit agent will be required to qualify as a trustee under the Trust Indenture Act. Holders of units issued under a unit agreement will not have the protection of the Trust Indenture Act.

The applicable prospectus supplement will describe the terms of any units. The preceding description and any description of units in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the relevant unit agreement and, if applicable, collateral arrangements and depositary arrangements relating to such units that we will file with the SEC in connection with the offering of units.

GLOBAL SECURITIES

Unless otherwise indicated in the applicable prospectus supplement, securities will be issued in the form of one or more global certificates, or “global securities,” registered in the name of a depositary or its nominee. Unless otherwise indicated in the applicable prospectus supplement, the depositary will be The Depository Trust Company, commonly referred to as DTC.

The following is a summary of the depositary arrangements applicable to the securities issued in global form and for which DTC acts as depositary. If there are any changes from this summary, they will appear in a prospectus supplement.

If any securities are to be issued in global form, you will not receive a paper certificate representing the securities you have purchased. Instead, we will deposit with DTC or its custodian one or more fully registered global certificates, a “global certificate” registered in the name of Cede & Co. (DTC’s nominee) for the book-entry securities, representing in the aggregate the total number or aggregate principal balance of the securities.

Since the global certificate is registered in the name of DTC or its nominee, DTC or its nominee is said to have legal or record ownership of the global certificate. Persons who buy interests in the global security by purchasing securities are said to own a beneficial interest in the global security.

Only institutions (sometimes referred to as “participants”) that have accounts with DTC or its nominee or persons that may hold interests through participants, such as individual members of the public, may own beneficial interests in a global certificate. Ownership of beneficial interests in a global certificate by participants will be evidenced only by, and the transfer of that ownership interest will be effected only through, records maintained by DTC or its nominee.

Ownership of beneficial interests in a global certificate by persons that hold through participants will be evidenced only by, and the transfer of that ownership interest within that participant will be effected only through, records maintained by that participant.

DTC has no knowledge of the actual beneficial owners of the book-entry securities. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participants through which the beneficial owners purchase the securities.

DTC alone is responsible for any aspect of its records, any nominee or any participant relating to, or payments made on account of, beneficial interests in a global certificate or for maintaining, supervising or reviewing any of the records of DTC, any nominee or any participant relating to such beneficial interests.

The laws of some jurisdictions require that certain purchasers of securities take physical delivery of the securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global certificate.

We have been advised by DTC that upon the issuance of a global certificate and the deposit of that global certificate with DTC, DTC will immediately credit, on its book-entry registration and transfer system, the respective amounts represented by that global certificate to the accounts of its participants.

We will pay principal of, interest and premium (if any) on debt securities and payments to holders with respect to warrants, purchase contracts, units, stock and depositary shares represented by a global certificate registered in the name of or held by DTC or its nominee to the relevant trustee (or agent) who in turn will make payments to DTC or its nominee, as the case may be, as the registered owner and holder of the global certificate representing those securities in immediately available funds. We have been advised by DTC that upon receipt of any payment of principal, interest, premium (if any) or other distribution of underlying securities or other property to holders on a global certificate, DTC will immediately credit, on its book-entry registration and transfer system, accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal or stated amount of that global certificate as shown in the records of DTC. Payments by participants to owners of beneficial interests in a global certificate held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the sole responsibility of those participants, subject to any statutory or regulatory requirements as may be in effect from time to time.

A global certificate will be exchangeable for definitive securities (paper certificates) registered in the name of, and a transfer of a global certificate may be registered to, any person other than DTC or its nominee, only if:

•	DTC notifies us that it is unwilling or unable to continue as depositary for that global certificate or if at any time DTC ceases to be registered under the Exchange Act;

•	we determine in our discretion that the global certificate shall be exchangeable for definitive securities in registered form; or

•

in the case of debt securities, there shall have occurred and be continuing an event of default or an event which, with notice or the lapse of time or both, would constitute an event of default with respect to the debt securities and certain other conditions have been met if and to the extent set forth in the applicable indenture.

Any global certificate representing a debt security that is exchangeable pursuant to the preceding paragraph will be exchangeable in whole for definitive debt securities in registered form, of like tenor and of an equal aggregate principal amount as the global certificate, in denominations specified in the applicable prospectus supplement (if other than $1,000 and integral multiples of $1,000). The definitive debt securities will be registered by the registrar in the name or names instructed by DTC. We expect that such instructions may be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in the global certificate.

Any global certificate representing a warrant, purchase contract or unit that is exchangeable pursuant to either of the first two conditions listed above will be exchangeable in whole for definitive warrants, purchase contracts or units in registered form, of like tenor and of an equal aggregate stated amount as the global certificate, in denominations specified in the applicable prospectus supplement. The definitive warrants, purchase contracts or units will be registered by the registrar in the name or names instructed by DTC. We expect that such instructions may be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in the global certificate.

DTC may discontinue providing its services as securities depositary with respect to any of the book-entry securities at any time by giving reasonable notice to the relevant trustee (or the relevant warrant agent, purchase contract agent or unit agent) and us. If a successor securities depositary is not obtained, definitive debt security (or definitive warrant, purchase contract or unit) certificates representing the debt securities (or warrant, purchase contract or unit) are required to be printed and delivered. We, at our option, may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary).

Except as provided above, owners of the beneficial interests in a global certificate representing a debt security will not be entitled to receive physical delivery of debt securities in definitive form and will not be considered the holders of securities for any purpose under the indentures.

No global security shall be exchangeable except for another global certificate of like denomination and tenor to be registered in the name of DTC or its nominee. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of DTC and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the global security or the indentures.

Redemption notices will be sent to Cede & Co. as the registered holder of the book-entry securities. If less than all of a series of the debt securities are being redeemed, DTC will determine the amount of the interest of each direct participant to be redeemed in accordance with its then current procedures.

Although voting with respect to the book-entry securities is limited to the holders of record of the book-entry securities, in those instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to book-entry securities. Under its usual procedures, DTC would mail an omnibus proxy to the relevant trustee as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts such book-entry securities are credited on the record date (identified in a listing attached to the omnibus proxy).

DTC has advised us that DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its direct participants deposit with DTC. DTC also facilitates the post-trade settlement among participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both United States and non-United States securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, which, in turn, is owned by a number of direct participants of DTC. Access to the DTC system is also available to others, referred to as “indirect participants”, such as both United States and non-United States securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a direct or indirect custodial relationship with a direct participant. The rules applicable to DTC and its participants are on file with the SEC.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be accurate, but assume no responsibility for the accuracy thereof. We do not have any responsibility for the performance by DTC or its participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

Clearstream Banking and Euroclear System

If specified in a prospectus supplement to this prospectus with respect to a particular series, investors may elect to hold interests in a particular series of securities outside the U.S. through Clearstream Banking, société anonyme (“Clearstream”) or the Euroclear System (“Euroclear”), if they are participants in those systems, or indirectly through organizations that are participants in those systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries. Those depositaries in turn hold those interests in customers’ securities accounts in the depositaries’ names on the books of DTC.

Clearstream has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participants and facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities, and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream has established an electronic bridge with Euroclear to facilitate settlement of trades between Clearstream and Euroclear.

Distributions with respect to permanent global securities held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Euroclear holds securities for participants of Euroclear and clears and settles transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing, and interfaces with domestic markets in several countries. Euroclear participants include banks (including central banks), securities brokers and dealers, and other professional financial intermediaries and may include the underwriters for a particular offering of securities. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

Euroclear is operated by Euroclear Bank SA/NV (the “Euroclear Operator”). Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. The Euroclear Operator holds all securities in Euroclear on a fungible basis without attribution of specific certificates to specific securities clearance accounts.

Distributions with respect to permanent global securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Unless otherwise specified in a prospectus supplement with respect to a particular series of permanent global securities, initial settlement for permanent global securities will be made in immediately available funds. If the prospectus supplement specifies that interests in the permanent global securities may be held through Clearstream or Euroclear, Clearstream and/or Euroclear participants will conduct secondary market trading with other Clearstream and/or Euroclear participants in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear. Then secondary market trades will settle using the procedures applicable to conventional eurobonds in immediately available funds.

Investors should be aware that they will be able to make and receive deliveries, payments and other communications involving the securities through Clearstream and Euroclear only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States. In addition, because of time-zone differences, there may be problems with completing transactions involving Clearstream and Euroclear on the same business day as in the United States. U.S. investors who wish to transfer their interests in the securities, or to receive or make a payment or delivery of the securities, on a particular day, may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Clearstream or Euroclear is used.

The information in this section concerning Euroclear and Clearstream has been obtained from sources that we believe to be accurate, but we assume no responsibility for the accuracy thereof. We do not have any responsibility for the performance by Euroclear or Clearstream or its participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

Although DTC, Clearstream, and Euroclear have agreed to the procedures described above in order to facilitate transfers of interests in permanent global securities among DTC participants, Clearstream, and Euroclear, they are under no obligation to perform those procedures, and those procedures may be discontinued at any time.

PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We or our selling securityholders may sell or resell the securities from time to time as follows:

•	to or through underwriters or dealers, which may be affiliates;

•	through agents, which may be affiliates;

•	directly to purchasers; or

•	through a combination of any of these methods.

We or our selling securityholders may also offer and sell, resell, or agree to deliver, securities pursuant to, or in connection with, any put option agreement or other contractual arrangement, whether directly to investors or through one or more special purpose vehicles.

In addition, we or our selling securityholders may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with a transaction the third parties may, pursuant to this prospectus and the applicable prospectus supplement, sell securities covered by this prospectus and the applicable prospectus supplement. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also lend or pledge securities covered by this prospectus and the applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement.

The distribution of the securities may be effected from time to time in one or more transactions:

•	at a fixed price, or prices, which may be changed from time to time;

•	at market prices prevailing at the time of sale;

•	at prices related to the prevailing market prices; or

•	at negotiated prices.

Each prospectus supplement will describe the method of distribution of the securities and any applicable restrictions.

The prospectus supplement with respect to the securities of a particular series will describe the terms of the offering of the securities, including the following:

•	the name or names of any underwriters, dealers or agents and the amount of securities underwritten or purchased by each of them;

•	the public offering or purchase price;

•	any over-allotment options under which agents or underwriters may purchase additional securities from us;

•	any discounts, concessions and commissions to be allowed or paid to the agent or underwriters;

•	all other items constituting agent or underwriting compensation;

•	any discounts and commissions to be allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions described above. Generally, the underwriters’ obligations to purchase the securities will be subject to specified conditions. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities. If agents are used in the sale of any securities, they generally will be acting on a best efforts basis for the period of their appointment.

Only the agents, dealers or underwriters named in the prospectus supplement will be the agents, dealers or underwriters in connection with the securities being offered. Under agreements that we may enter into, underwriters, dealers or agents who participate in the distribution of securities by use of this prospectus and any prospectus supplements may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that those underwriters, dealers or agents may be required to make.

As one of the means of direct issuance of offered securities, we may utilize the services of an entity through which we may conduct an electronic “dutch auction” or similar offering of the offered securities among potential purchasers who are eligible to participate in the auction or offering of the offered securities, if so described in the applicable prospectus supplement.

If so indicated in the applicable prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers by certain institutions to purchase securities from us pursuant to delayed delivery contracts providing for payment and delivery on the future date stated in such prospectus supplement. Such contracts will be subject only to those conditions set forth in the applicable prospectus supplement.

Some of the underwriters and their affiliates may have in the past provided, may be currently providing and may in the future from time to time provide, financial advisory, commercial banking, investment banking, research, trading, trustee, escrow, transfer agent and custody services to us or our subsidiaries (including as parties to our credit agreement), for which they have in the past received, and may currently or in the future receive, customary fees and expenses.

Any underwriter, agent or dealer that we use in the initial offering of debt securities will not confirm sales to any account over which it exercises discretionary authority without the prior specific written approval of its customer.

If Charles Schwab & Co., Inc. (“CS&Co”) or any other broker-dealer subsidiary that we may have participates in the distribution of our securities, we will conduct the offering in accordance with the applicable requirements of Rule 5121 of the Financial Industry Regulatory Authority’s rules or any successor provisions.

Following the initial distribution of any of these securities, our affiliates, including CS&Co, may offer and sell these securities (as well as securities initially offered and sold under previous registration statements) in market-making transactions as part of their business as broker-dealers. CS&Co and our other affiliates may act as principals or agents in these transactions and may make any sales at varying prices related to prevailing market prices at the time of sale or otherwise. CS&Co and our other affiliates may use this prospectus in connection with such transactions.

Unless we or our agent inform you in your confirmation of sale that the security is being purchased in its original offering and sale, you may assume that you are purchasing the security in a market-making transaction.

The securities may be new issues of securities and may have no established trading market. The securities may or may not be listed on a securities exchange. We can make no assurance as to the liquidity of or the existence of trading markets for any of the securities.

VALIDITY OF SECURITIES

The validity of the securities to be issued under this prospectus, will be passed upon for us by Wachtell, Lipton, Rosen & Katz, counsel to The Charles Schwab Corporation. If the securities are being distributed in an underwritten offering, the validity of the securities will be passed upon for the underwriters by counsel identified in the applicable prospectus supplement.

EXPERTS

The financial statements of The Charles Schwab Corporation incorporated by reference in this Prospectus, and the effectiveness of The Charles Schwab Corporation’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm, given their authority as experts in accounting and auditing.

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